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                                                                     EXHIBIT 2.2

                               PURCHASE AGREEMENT

                  This Purchase Agreement is entered into as of August 19, 2002 by and between Qwest Dex, Inc., a Colorado corporation ("SELLER"), Qwest Services Corporation, a Colorado corporation ("QSC"), and Qwest Communications International Inc., a Delaware corporation ("QWEST" and, collectively with Seller and QSC, the "QWEST PARTIES"), on the one hand, and Dex Holdings LLC, a Delaware limited liability company ("BUYER"), on the other hand.

                                    RECITALS

                  A. Qwest owns all of the outstanding capital stock of QSC;

                  B. QSC owns all the outstanding capital stock of Qwest Dex Holdings, Inc., a Delaware corporation ("HOLDING");

                  C. Holding owns all of the outstanding capital stock of Seller;

                  D. Seller owns all of the outstanding limited liability company interests (the "LLC INTERESTS") of GPP LLC, a Delaware limited liability company ("COMPANY"), and immediately prior to the Closing (as defined herein), Seller will contribute certain of the assets relating to the Rodney Transferred Business (as defined herein) to Company, and Company shall assume certain of the liabilities relating to the Rodney Transferred Business, pursuant to the terms of the Contribution (as defined herein);

                  E. Concurrently herewith, the Qwest Parties and Buyer are entering into that certain Purchase Agreement (the "DEXTER PURCHASE AGREEMENT") pursuant to which the Qwest Parties have agreed to contribute assets and liabilities relating to the Transferred Business (as defined in the Dexter Purchase Agreement) to a newly formed Delaware limited liability company ("SGN LLC"), and sell all of the interests in SGN LLC to Buyer on the terms and conditions set forth therein;

                  F. After entertaining offers for all or a portion of Seller's assets from multiple prospective purchasers and without waiving any rights, conditions, benefits or obligations contained herein or in the Dexter Purchase Agreement, Seller believes that the Transactions (as defined herein) contemplated under this Agreement (as defined herein), as well as the transactions contemplated under the Dexter Purchase Agreement, represent the best available offer to purchase the assets subject to this Agreement and the Dexter Purchase Agreement and constitute reasonably equivalent value for the LLC Interests, and accordingly Seller is willing to enter into this Agreement and the Dexter Purchase Agreement and to consummate the Transactions contemplated hereunder and the transactions contemplated by the Dexter Purchase Agreement;

                  G. Seller desires to sell, and Buyer desires to buy, the LLC Interests for the consideration and on the terms and conditions described herein; and

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                  H.       As an inducement to Buyer to enter into this
Agreement and to consummate the Transactions, Qwest and QSC have become parties to this Agreement solely with respect to the matters expressly identified herein.

                                    AGREEMENT

                  In consideration of the mutual promises contained in this Agreement and intending to be legally bound, the parties agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

                  1.1 GENERAL RULES OF CONSTRUCTION. For all purposes of this Agreement and the Exhibits, Schedules and Disclosure Schedules delivered pursuant to this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

                  (a)      terms include the plural as well as the singular;

                  (b) all accounting terms not otherwise defined have the meanings assigned under GAAP, as in effect from time to time;

                  (c) all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement;

                  (d) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision;

                  (e)      "or" is not exclusive; and

                  (f) "including" and "includes" will be deemed to be followed by "but not limited to" and "but is not limited to," respectively.

                  1.2 DEFINITIONS. As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions will apply:

                  "ACCRUED LIABILITY" is defined in Section 6.5(c)(iv).

                  "ACTION" means any action, complaint, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

                  "ADDITIONAL EQUITY" is defined in Section 5.10(e).

                  "ADJUSTED BASE PURCHASE PRICE" means the Base Purchase Price, as adjusted (if applicable) pursuant to Section 2.7.

                  "ADJUSTMENT FRACTION" means, with respect to any month, the number of days elapsed in that month divided by the total number of days in that month.

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                  "ADVERTISING AND TELECOMMUNICATIONS COMMITMENTS SIDE LETTER"
means the Advertising and Telecommunications Commitments Side Letter by and between Qwest and Qwest Corporation, on the one hand, and Buyer, Company and SGN LLC, on the other hand, to be effective with respect to Company at the Closing, substantially in the form of Exhibit A to this Agreement.

                  "AFFILIATE" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. The term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") means the possession of the power to direct the management and policies of the referenced Person, whether through ownership interests, by contract or otherwise.

                  "AGREEMENT" means this Purchase Agreement by and between the Qwest Parties, on the one hand, and Buyer, on the other hand, as amended, supplemented, restated or otherwise modified from time to time, together with all Exhibits and Schedules delivered pursuant to this Agreement.

                  "AGREEMENT ACCOUNTING PRINCIPLES" means GAAP, together with the principles and adjustments set forth in Section 1.2AAP of Seller's Disclosure Schedule.

                  "APPROVAL" means any approval, authorization, consent, qualification, Order, registration, or any waiver of any of the foregoing, required by Law or by assertion of any Governmental Entity to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity.

                  "APPROVAL FILINGS" is defined in Section 5.4(a).

                  "ASSUMED AFFILIATE PAYABLES" means (i) all accounts payable to Qwest with respect to third party invoices to the extent such amounts have not actually been paid by Qwest, payroll liabilities of Qwest to the extent such amounts have not already been paid by Qwest, and (ii) other payables to Qwest with respect to "Headquarters Allocations," "Qwest Services Corp.," "Qwest BRI-Facilities Expense," "Qwest IT" and "Qwest Communications Services," in each case determined consistent with the December 31, 2001 Holding Audited Balance Sheet.

                  "B & S SYSTEMS TRANSITION PLAN" is defined in Section 5.19.

                  "BANKRUPTCY CODE" means the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.), as amendeD from time to time, and any successor statute.

                  "BASE PURCHASE PRICE" means $4,300,000,000.

                  "BILLING AND COLLECTION AGREEMENT" means the Agreement for the Provision of Billing and Collection Services for Directory Publishers by and between Qwest Corporation and Company to be entered into at the Closing, substantially in the form of Exhibit G to this Agreement.

                  "BUSINESS" means the business of publishing of telephone directory products and services consisting principally of searchable (e.g., by alphabet letter or category) multiple

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telephone listings and classified advertisements that are delivered or otherwise made available to end users in tangible media (e.g., paper directories, CD-ROM) or electronic media (e.g., Internet), as presently conducted by Seller.

                  "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which banks in New York, New York or Denver, Colorado are authorized or obligated by Law or executive order to close.

                  "BUYER" is defined in this Agreement's opening paragraph.

                  "BUYER INDEMNIFIED PERSONS" is defined in Section 9.1.

                  "BUYER JOINDER" means the Joinder, by and between Buyer, the Qwest Parties and Qwest Corporation, to be entered into at the Closing, substantially in the form of Exhibit T to this Agreement.

                  "BUYER MATERIAL ADVERSE EFFECT" means any change in or effect on Buyer or the business of Buyer or any part thereof that would materially impair the validity or enforceability of the Transaction Documents or materially adversely affect or delay Buyer's ability to consummate the Closing or perform its obligations under the Transaction Documents; provided that neither of the following will constitute a Buyer Material Adverse Effect: (a) any change resulting from or relating to general economic conditions or (b) any change generally affecting the industries in which Seller operates.

                  "BUYER ORGANIZATIONAL DOCUMENTS" is defined in Section 4.1.

                  "BUYER PENSION PLAN" is defined in Section 6.5(c)(i).

                  "BUYER SECURITIES" means the subordinated notes or preferred stock issued, if at all, by Buyer or its Affiliate and having the terms set forth in Schedule 1.2BS.

                  "BUYER'S NOTICE" is defined in Section 5.10(e).

                  "BUYER'S SEPARATION COST LIMIT" is defined in Section 5.16.

                  "CBAs" is defined in Section 3.16.

                  "CLOSING" means the consummation of the purchase and sale of the LLC Interests under this Agreement.

                  "CLOSING DATE" means the date of the Closing.

                  "CLOSING DATE WORKING CAPITAL" is defined in Section 2.9(a).

                  "CLOSING PURCHASE PRICE" is defined in Section 2.8.

                  "COBRA" is defined in Section 6.5(e).

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                  "CODE" means the Internal Revenue Code of 1986, as amended, and the related regulations and published interpretations.

                  "COMMERCIAL AGREEMENT JOINDER" means the Joinder, by and between the Qwest Parties, Qwest Corporation, Company and Buyer, to be effective with respect to Company at the Closing, substantially in the form of Exhibit S to this Agreement.

                  "COMMERCIAL AGREEMENTS" means the Buyer Joinder, the Directory List License Agreement, the Expanded Use List License Agreement, the Billing and Collection Agreement, the Master Sales Agent Agreement (to the extent that the parties agree on the terms for such an agreement between the date hereof and the Closing Date pursuant to Section 5.13).

                  "COMPANY" is defined in this Agreement's Recitals.

                  "COMPANY INBOUND LICENSE AGREEMENTS" is defined in Section 3.14(e).

                  "CONFIDENTIALITY AGREEMENT" is defined in Section 10.9.

                  "CONTENT" is defined in the Dexter Purchase Agreement.

                  "CONTRACT" means any legally binding agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease or license, whether or not written.

                  "CONTRIBUTED ASSETS" is defined in Section 2.1 of the Contribution Agreement.

                  "CONTRIBUTION" is defined in Section 2.6(a).

                  "CONTRIBUTION AGREEMENT" is defined in Section 2.6(a).

                  "CONTROLLED GROUP" is defined in Section 3.17(c).

                  "COPYRIGHTS" is defined in Section 3.14(a).

                  "CURRENT ASSETS" means the sum of (a) Local Billed Accounts Receivable, (b) National Billed Accounts Receivable and (c) affiliate receivables as set forth in "Accounts receivable net" line item of the Audited Holding Financial Statements.

                  "CURRENT LIABILITIES" means (i) accounts payable to third-party vendors, plus (ii) Assumed Affiliate Payables, plus (iii) all other current liabilities determined, in each case, in a manner consistent with the line items included in "Total current liabilities" in the Holding Audited Financial Statements and calculated in accordance with the Agreement Accounting Principles, except (x) Excluded Current Liabilities, and (y) liabilities relating to accrued pension and OPEB liabilities and deferred revenue and customer deposits.

                  "DEBT FINANCING" is defined in Section 4.6.

                  "DEBT FINANCING COMMITMENT LETTER" is defined in Section 4.6.

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                  "DEX PENSION PARTICIPANT" is defined in Section 6.5(c)(i).

                  "DEXTER CLOSING" means the Closing as such term is defined in the Dexter Purchase Agreement.

                  "DEXTER CLOSING DATE" means the Closing Date as such term is defined in the Dexter Purchase Agreement.

                  "DEXTER PURCHASE AGREEMENT" is defined in this Agreement's Recitals.

                  "DIRECTORY LIST LICENSE AGREEMENT" means the License Agreement for the Use of Directory Publisher Lists and Directory Delivery Lists by and between Qwest Corporation and Company to be entered into at the Closing, substantially in the form of Exhibit E to this Agreement.

                  "DISCLOSURE SCHEDULE" means Seller's Disclosure Schedule and Buyer's Disclosure Schedule attached to this Agreement. The sections of each of Seller's and Buyer's Disclosure Schedule are numbered to correspond to the applicable Sections of this Agreement and, together with all matters under such heading, are deemed to qualify only that section; provided, however, that information included in any section of either Disclosure Schedule will be deemed to be included in another section of such Disclosure Schedule, but only to the extent the applicability of such information to that section of such Disclosure
Schedule is reasonably apparent.

                  "DOMAIN NAMES" is defined in Section 3.14(a).

                  "EBITDA" means, with respect to any Person for any period, earnings before interest, income taxes, depreciation and amortization as each such item is calculated in accordance with GAAP for such Person during such period.

                  "EMPLOYEE" is defined in Section 3.17(a).

                  "ENCUMBRANCE" means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, Law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

                  "ENVIRONMENTAL LAWS" means any and all Laws applicable to the Rodney Transferred Business relating to pollution or protection of human health, the environment or natural resources.

                  "EQUITY SECURITIES" means any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire any of the foregoing securities.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

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                  "ESTIMATED EXCESS WORKING CAPITAL" is defined in Section
2.9(e).

                  "ESTIMATED WORKING CAPITAL" is defined in Section 2.8.

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                  "EXCLUDED AFFILIATE PAYABLES" means all payables to Qwest and its Affiliates except the Assumed Affiliate Payables.

                  "EXCLUDED CURRENT LIABILITIES" means (i) Excluded Affiliate Payables, (ii) short term borrowings from Affiliates, (iii) current income taxes payable by Qwest, (iv) dividends payable to Qwest, (v) merger related reserves,
(vi) general reserves, (vii) errors and omissions reserves (included within the "Other accrued liabilities" line item in the Holding Audited Financial Statements), (viii) accrued taxes, (ix) "Capital Funding - Dex Holdings," and
(x) bank overdrafts, in each case, such item determined consistent with the Holding Audited Financial Statements.

                   "EXCLUDED LIABILITIES" has the meaning set forth in Section
2.4 of the Contribution Agreement.

                  "EXISTING QWEST GROUP" is defined in Section 3.14.

                  "EXPANDED USE LIST LICENSE AGREEMENT" means the License Agreement for the Expanded Use of Subscribed List Database Load and Updates by and between Qwest Corporation and Company to be entered into at the Closing, substantially in the form of Exhibit F to this Agreement.

                  "FILING PARTY" is defined in Section 6.1(f).

                  "FINAL ADDITIONAL EQUITY COMMITMENT" is defined in Section 5.10(e).

                  "FINAL STATEMENT" is defined in Section 2.9(a).

                  "FINANCING" is defined in Section 4.6.

                  "FINANCING FEES" means (i) investment banking fees, (ii) fees of financing institutions with respect to the Debt Financing required for the Closing that are incurred and paid by Buyer, such as commitment fees and ticking fees, in each case, not to exceed the amount of such fees as set forth in engagement letters and fee letters, complete copies of which have been delivered to Seller prior to the date hereof and (iii) legal fees, consulting fees, accounting fees and other professional fees of such financial institutions.

                  "FISCAL MEASUREMENT PERIOD" is defined in Section 5.4(b)(iii)(C).

                  "FUTURE PERIODS" is defined in Section 5.4(b)(iii)(A).

                  "GAAP" means generally accepted accounting principles in the United States of America as consistently applied.

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                  "GOVERNMENTAL ENTITY" means any government or any agency,
bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether Federal, state or local, domestic or foreign.

                  "HAZARDOUS MATERIALS" means all substances, wastes and materials, including petroleum, petroleum products, asbestos and polychlorinated biphenyls, that are regulated pursuant to Environmental Laws.

                  "HOLDING" is defined in this Agreement's Recitals.

                  "HOLDING AUDITED FINANCIAL STATEMENTS" means the audited balance sheets of Holding as at December 31, 2000 and December 31, 2001, and audited statements of income and cash flows of Holding for the twelve months ended December 31, 1999, December 31, 2000 and December 31, 2001 together with an opinion of Seller's independent accounting firm containing no exceptions or qualifications.

                  "HOLDING FINANCIAL STATEMENTS" means the Holding Audited Financial Statements and the Holding Unaudited Financial Statements.

                  "HOLDING UNAUDITED FINANCIAL STATEMENTS" means the unaudited balance sheet of Holding as of June 30, 2002 and the unaudited statement of income of Holding for the six months ended June 30, 2002.

                  "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

                  "INCLUDED CLAIMS" is defined in Section 9.4(a).

                  "INDEBTEDNESS" of any Person shall mean, without duplication,
(a) all indebtedness for borrowed money or issued in exchange or substitution for borrowed money (including amounts drawn against overdraft lines of credit),
(b) all liabilities of such Person evidenced by any note, bond, debenture or other debt security, (c) all liabilities of such Person for the deferred purchase price of property with respect to which such Person is liable, contingently or otherwise, (d) all liabilities under capitalized or synthetic leases with respect to which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations another Person ensures a creditor against loss, and (e) liabilities described in clauses
(a) through (d) that are guaranteed in any manner by such Person (including guarantees in the form of an agreement to repurchase or reimburse) and any fees, penalties or accrued and unpaid interest on the foregoing.

                  "INDEMNIFIABLE CLAIM" is defined in Section 9.3(d).

                  "INDEMNIFIED PARTY" is defined in Section 9.3(a).

                  "INDEMNIFYING PARTY" is defined in Section 9.3(a).

                  "INDEPENDENT ACCOUNTANTS" is defined in Section 2.9(c).

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                  "INQUIRY" is defined in Section 5.4(d).

                  "INSOLVENT" means, as to any Person, that: (i) (A) the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured or (B) the sum of such Person's debts (as such term is defined in Section 101 of the Bankruptcy Code) is greater than all of its property, at a fair valuation, exclusive of property transferred, concealed, or removed with intent to hinder, delay or defraud its creditors; (ii) such Person is a defendant in an action for money damages and is reasonably likely to be unable to satisfy any judgment which has been rendered against it in such action; (iii) such Person is engaged or about to engage in a business or transaction for which the property remaining in its hands after the conveyance is an unreasonably small capital; (iv) such Person intends or believes that it will incur debts beyond its ability to pay as they mature; (v) such Person is entering into the Transactions or incurring any obligation in connection with the Transaction Documents with the intent to hinder, delay or defraud any of its creditors to which such Person is indebted on the Closing Date or any creditor to which it might become indebted after the Closing Date; (vi) such Person admits in writing that it will be unable to pay its debts as they come due or is generally not paying its debts as they come due; (vii) such Person has an involuntary case or other proceeding commenced against it which seeks liquidation, reorganization or other relief with respect to its debts or other liabilities under the Bankruptcy Code or any other bankruptcy, insolvency or similar law then in effect; (viii) such Person has had a receiver, liquidator, custodian or other similar official appointed for it or any material part of its property or seeks the appointment of such an official for it or any material part of its property; (ix) such Person commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts or other liabilities under the Bankruptcy Code or any other bankruptcy, insolvency or similar law; (x) such Person has made a general assignment for the benefit of creditors; or (xi) such Person has been adjudged or admitted that it is an insolvent or bankrupt.

                  "INTELLECTUAL PROPERTY" means, collectively, the Trademarks, Patents, Copyrights, Domain Names and Trade Secrets.

                  "INTERCOMPANY AGREEMENT" is defined in Section 3.11.

                  "INTER-PARTY CLAIM" is defined in Section 9.3(d).

                  "IRS" means the Internal Revenue Service.

                  "JOINT DEFENSE AND COMMON INTEREST AGREEMENT" means the Joint Defense and Common Interest Agreement dated as of the date hereof between Buyer and Qwest relating to the control and disposition of any Action or Inquiry that may arise in connection with the Transactions.

                  "JOINT MANAGEMENT AGREEMENT" means the Joint Management Agreement by and between Seller and Company to be effective with respect to Company at the Closing, substantially in the form of Exhibit Q to this Agreement.

                  "KNOWLEDGE" means (i) (A) with respect to Seller on the date of this Agreement, the actual knowledge of Afshin Mohebbi, Oren Shaffer, Drake
S. Tempest, George Burnett,

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Kelly Carter, Robert Houston, Peter Hutchinson, Maggie Le Beau, Brad Richards,
Kristine Shaw and Kelly Yaksich and (B) with respect to Seller on the Closing Date, the actual knowledge of Afshin Mohebbi (including after reasonable inquiry of George Burnett, Robert Houston, Maggie Le Beau, Brad Richards and Kristine
Shaw), Oren Shaffer, Drake S. Tempest, Kelly Carter and Peter Hutchinson, and
(ii) with respect to Buyer, John Almeida, James Attwood, Jacques Galante, Larry Sorrel and Anthony deNicola.

                  "LAW" means any constitutional provision, statute, ordinance or other law, rule or regulation of any Governmental Entity and any Order.

                  "LLC INTERESTS" is defined in this Agreement's Recitals.

                  "LOCAL BILLED ACCOUNTS RECEIVABLE" means accounts receivable for local third-party advertisers, determined in a manner consistent with the "Accounts receivable net" line item in the Holding Audited Financial Statements. Local Billed Accounts Receivable will be calculated net of related reserves and otherwise in accordance with the Agreement Accounting Principles.

                  "LOSS" means any cost, damage, disbursement, expense, liability, loss, obligation, penalty or settlement, including interest or other carrying costs, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the referenced Person.

                  "MASTER SALES AGENT AGREEMENT" means the Master Sales Agent Agreement by and between Qwest Corporation and Company to be entered into at the Closing pursuant to Section 5.13 of this Agreement.

                  "MATERIAL ADVERSE EFFECT" means (a) any change in or effect on Company or the Rodney Transferred Business as conducted on the date hereof that would be materially adverse to the business, assets, properties, results of operations or financial condition of Company or the Rodney Transferred Business, taken as a whole, or (b) any change in or effect on Qwest or any of its Subsidiaries that is a party to a Commercial Agreement that materially and adversely affects such party's material ability to perform its obligations under any Commercial Agreement; provided that Material Adverse Effect shall not include any change (i) generally affecting the industries in which Seller or Company operates, or (ii) to the extent resulting from or relating to general economic conditions.

                  "MATERIAL CONTRACT" means each Contract to which Seller or, following the Contribution, Company is a party or to which Seller or, following the Contribution, Company or any of its properties is subject or by which any thereof is bound and, in each case, that relates to the Rodney Transferred Business that (a) is for the purchase of materials, supplies, goods, services, equipment or other assets that (i)(A) has a remaining term, as of the date of this Agreement, of over 180 days in length of obligation on the part of Seller or Company or which is not terminable by Seller or Company within 180 days without penalty, and (B) provides for a payment by Seller or Company in any year of $2 million or more, or (ii) provides for aggregate payments by Seller or Company of $4 million or more; (b) is a sales, distribution, services or

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other similar agreement providing for the sale by Seller or Company of materials, supplies, goods, services, equipment or other assets that (i) has a remaining term, as of the date of this Agreement, of over 180 days in length of obligation on the part of Seller or Company or which is not terminable by Seller or Company within 180 days without penalty, and (ii) provides for a payment to Seller or Company in any year of $2 million or more; (c) is a lease that (i) has a remaining term, as of the date of this Agreement, of over 180 days in length of obligation on the part of Seller or Company or which is not terminable by Seller or Company within 180 days without penalty, and (ii) provides for annual rentals of $4 million or more; (d) limits or restricts the ability of Seller or Company to compete or otherwise to conduct the Rodney Transferred Business in any material manner or place; (e) is a contract relating to Indebtedness; (f) provides for a guaranty for borrowed money by Seller or Company or in respect of any Person other than Seller or Company; or (g) creates a partnership or joint venture.

                  "MATERIAL REGULATORY IMPACT" is defined in Section 5.4(b)(ii).

                  "NATIONAL BILLED ACCOUNTS RECEIVABLE" means accounts receivable from national advertisers, determined in a manner consistent with the "Accounts receivables, net" line item in the Holding Financial Statements. National Billed Accounts Receivable will be calculated net of related reserves and in accordance with the Agreement Accounting Principles.

                  "NET BILLED RECEIVABLES" means Local Billed Accounts Receivable and National Billed Accounts Receivable.

                  "NONCOMPETITION AGREEMENT" means the Non-Competition and Non-Solicitation Agreement by and between the Qwest Parties and Qwest Corporation, on the one hand, and Buyer and Company, on the other hand, to be effective with respect to Company at the Closing, substantially in the form of Exhibit M to this Agreement.

                  "ORDER" means any decree, injunction, judgment, order, ruling, assessment or writ.

                  "PATENTS" is defined in Section 3.14(a).

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "PENSION PLAN" is defined in Section 3.17(a).

                  "PERIODIC TAXES" is defined in Section 6.1(d).

                  "PERMIT" means any license, permit, franchise, certificate of authority, or any waiver of the foregoing, required to be issued by any Governmental Entity.

                  "PERMITTED ENCUMBRANCES" means: (a) statutory Encumbrances not yet delinquent or the validity of which are being contested in good faith by appropriate actions; (b) Encumbrances, with respect to the properties or assets of Seller relating to the Rodney Transferred Business or Company, that do not individually or in the aggregate, materially impair or materially interfere with the present use of the properties or assets or otherwise materially impair present business operations at such properties; (c) Encumbrances for Taxes, assessments

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and other governmental charges not yet delinquent or the validity of which are being contested in good faith by appropriate actions; (d) as to real property,
(i) leases and subleases to third party tenants, (ii) the terms and conditions of the leases pursuant to which Seller or Company is a tenant, (iii) matters shown on a survey, (iv) zoning laws and other governmental land use restrictions, and (v) existing utility, access and other easements and rights of way of record and imperfections of title; and (e) Encumbrances identified in
Section 1.2PE of Seller's Disclosure Schedule (provided that Seller shall cause, prior to the Closing, any material Encumbrance identified in Section 1.2PE (other than security interests relating to operating leases of office equipment) to have been released).

                  "PERSON" means an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a Governmental Entity.

                   "POST-CLOSING COVENANTS" is defined in Section 8.3.

                  "PPD ACCOUNTS PAYABLE" means accounts payable to third party paper, printing and distribution vendors.

                  "PRE-CLOSING TAX PERIOD" is defined in Section 6.1(a)(ii).

                  "PRELIMINARY CLOSING DATE STATEMENT" is defined in Section
2.8.

                  "PREVAILING PARTY" is defined in Section 2.9(c).

                  "PROCEEDS" shall have the meaning ascribed to it in the revised Article 9 of the Uniform Commercial Code as enacted in the State of New York and in effect on the date hereof.

                  "PROFESSIONAL SERVICES AGREEMENT" means the Professional Services Agreement by and between Seller and Company to be effective with respect to Company at the Closing, substantially in the form of Exhibit H to this Agreement.

                  "PRORATION PERIODS" is defined in Section 6.1(d).

                  "PROSPECTIVE TRANSFERRED EMPLOYEES" is defined in Section 6.5(a).

                  "PROSPECTIVE TRANSFERRED EMPLOYEES LIST" is defined in Section 6.5(a).

                  "PUBLIC PAY STATIONS AGREEMENT" means the Public Pay Stations Agreement by and between Qwest Corporation and Company to be effective with respect to Company at the Closing, substantially in the form of Exhibit I to this Agreement.

                  "PUBLISHING AGREEMENT" means the Publishing Agreement for Official Listings/Directories by and between Qwest Corporation and Company to be entered into at the Closing, substantially in the form of Exhibit D to this Agreement.

                  "PURCHASE PRICE" is defined in Section 2.2.

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                  "PURCHASE PRICE ALLOCATION" is defined in Section 6.2(b).

                  "QSC" is defined in this Agreement's opening paragraph.

                  "QWEST" is defined in this Agreement's opening paragraph.

                  "QWEST AUTHORIZATIONS" is defined in Section 3.22.

                  "QWEST CORPORATION" means Qwest Corporation, a Colorado corporation.

                  "QWEST PARTIES" is defined in this Agreement's opening paragraph.

                  "QWEST STATES" is defined in Section 3.22.

                  "QWEST TRANSACTION PARTIES" means the Qwest Parties and Qwest Corporation.

                  "REGION" means the seven state territory comprised of Arizona, Idaho, Montana, Wyoming, Oregon, Utah and Washington.

                  "REGULATORY RESTRICTION" is defined in Section 5.4(b)(ii).

                  "REIMBURSABLE EXPENSES" means the reasonable out-of-pocket fees and expenses (including financial advisory, legal, accounting and consulting fees and expenses of Buyer, but excluding Financing Fees) incurred and paid by Buyer after the Dexter Closing Date in connection with this Agreement and the Transactions through the date on which this Agreement terminates; provided that in no event shall Reimbursable Expenses exceed $2,500,000.

                  "REPRESENTATIVES" is defined in Section 5.1.

                  "RESIGNING OFFICERS" is defined in Section 7.2(e).

                  "RODNEY EQUITY FINANCING" is defined in Section 4.6.

                  "RODNEY EQUITY FINANCING COMMITMENT LETTER" is defined in
Section 4.6.

                  "RODNEY IP PRODUCTS CONDITION" is defined in Section 5.18(d) of Exhibit P to the Dexter Purchase Agreement.

                  "RODNEY TRANSFERRED BUSINESS" means the Business as presently conducted of Seller as it relates to the Region.

                  "RODNEY TRANSFERRED BUSINESS AUDITED FINANCIAL STATEMENTS" is defined in Section 5.6(a).

                  "RODNEY TRANSFERRED BUSINESS FINANCIAL STATEMENTS" is defined in Section 5.6(a).

                  "RODNEY TRANSFERRED BUSINESS UNAUDITED FINANCIAL STATEMENTS" is defined in Section 5.6(a).

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                  "SEC" means the Securities and Exchange Commission.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended.

                  "SELLER" is defined in this Agreement's opening paragraph.

                  "SELLER ADDITIONAL EQUITY" is defined in Section 5.10(e).

                  "SELLER BENEFIT PLAN" is defined in Section 3.17(a).

                  "SELLER COMMON EQUITY LIMITATION" is defined in Section
5.10(e).

                  "SELLER INDEMNIFIED PERSONS" is defined in Section 9.2.

                  "SEPARATION AGREEMENT" means the Separation Agreement by and between Qwest and Seller, on the one hand, and Buyer and Dexter LLC, on the other hand, to be effective with respect to Company at the Dexter Closing.

                  "SEPARATION COSTS" means costs incurred pursuant to Sections
3.1 through 3.4 of the Separation Agreement.

                  "SEPARATION IP COVENANT" is defined in Section 5.18(d) of Exhibit P to the Dexter Purchase Agreement.

                  "SGN LLC" is defined in this Agreement's Recitals.

                  "STATE PUCs" means the public utility commissions or similar state regulatory agencies or bodies that regulate the business of Qwest Corporation in each of the states.

                  "SUBSIDIARY" means, with respect to any Person, any Person in which such Person has a direct or indirect equity ownership interest in excess of 50%.

                  "TAX" means any United States federal, state or local or any non-United States net or gross income, gross receipts, net proceeds, corporation, capital gains, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, inheritance, use, transfer, registration, value added, alternative or add-on minimum, or other taxes, assessments, duties, fees, levies or other governmental charges of any kind whatever, whether disputed or not, including any interest, penalty or addition thereto.

                  "TAX RETURN" means a report, return, or other information required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined, consolidated or other similar returns for any group of entities that includes Company.

                  "TERMINATION DATE" is defined in Section 8.1(g).

                  "THIRD PARTY ACQUISITION" means the occurrence of any of the following events: (a) the acquisition of Company by merger or similar business combination by any Person other

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than Buyer or any Affiliate thereof or any Qwest Party or any Affiliate (a
"THIRD PARTY"); (ii) the acquisition by a Third Party of 50% or more of the assets of Company; or (iii) the acquisition by a Third Party of 50% or more of the LLC Interests; provided, however, that any transaction involving the acquisition of Qwest, QSC or Company and other businesses of Qwest shall not constitute a Third Party Acquisition.

                  "THIRD-PARTY CLAIM" is defined in Section 9.3(b).

                  "THIRD PARTY CONSENT" means any approval, consent or waiver required to be obtained from or any notice required to be delivered to any Person other than any Governmental Entity.

                  "THIRD PARTY IP AGREEMENTS" is defined in the IP Contribution Agreement.

                  "TRADE SECRETS" is defined in Section 3.14(d).

                  "TRADEMARK LICENSE AGREEMENT" means the Trademark License Agreement by and between Qwest and Company to be effective with respect to Company at the Closing, substantially in the form of Exhibit J to this Agreement.

                  "TRADEMARKS" is defined in Section 3.14(a).

                  "TRANSACTION DOCUMENTS" means this Agreement, the Contribution Agreement, and the IP Contribution Agreement.

                  "TRANSACTIONS" means the contribution of assets and liabilities of the Rodney Transferred Business to Company pursuant to the Contribution Agreement and the IP Contribution Agreement, the sale of the LLC Interests and the other transactions contemplated by the Transaction Documents.

                  "TRANSFERABLE COPYRIGHTS" is defined in Section 3.14(c).

                  "TRANSFERABLE PATENTS" is defined in Section 3.14(b).

                  "TRANSFERRED EMPLOYEE" is defined in Section 6.5(a).

                  "TRANSFERRED NET BILLED RECEIVABLES" is defined in Section 2.9(e).

                  "TRANSITION SERVICES AGREEMENT" means the Transition Services Agreement by and between Qwest and Seller, on the one hand, and Buyer and Company, on the other hand, to be effective with respect to Company at the Closing, substantially in the form of Exhibit K to this Agreement.

                  "VOLUME METRIC" is defined in Section 5.4(b)(iii)(D).

                  "WARN ACT" is defined in Section 5.8(a).

                  "WELFARE PLAN" is defined in Section 3.17(a).

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                  "WORKING CAPITAL" means, as of any date, the difference
between (i) Current Assets and (ii) Current Liabilities of the Transferred Business Closing Date. Working Capital and Working Capital Target shall be determined in a consistent manner except with respect to the sentence in Working Capital Target addressing Taxes.

                  "WORKING CAPITAL ADJUSTMENT" is defined in Section 2.9(a).

                  "WORKING CAPITAL ADJUSTMENT FACTOR" means 1.03.

                  "WORKING CAPITAL TARGET" means, for the month in which the Closing Date occurs, (i) the sum of (A) the monthly average of Local Billed Accounts Receivable for the prior 12 months plus (B) the National Billed Accounts Receivable balance as the end of such month in the prior year, as adjusted by the Timing Adjustment, plus (C) the monthly average of Affiliate receivables as set forth in "Accounts receivable, net" line item of the Audited Holding Financial Statements for the prior 12 months, minus (ii) the sum of (A) the monthly average of Current Liabilities (other than PPD Accounts Payable) for the prior 12 months plus (B) the PPD Accounts Payable balance as the end of such month in the prior year, as adjusted by the Timing Adjustment, multiplied by
(iii) the Working Capital Adjustment Factor. In determining the Working Capital Target, the value of any accounts receivable will be determined by subtracting out of such accounts receivable the amount of any sales Tax, gross receipts Tax or like Taxes that are borne by the customer and that are attributable to Pre-Closing Tax Periods. The "TIMING ADJUSTMENT" means (i) to the extent that a specific directory has not been shipped prior to the Closing Date but there exists an entry in the prior year's corresponding month end National Billed Accounts Receivable and PPD Accounts Payables balances with respect to such directory the Working Capital Target will be reduced to reflect that such directory has not yet been shipped, and (ii) to the extent that the shipment of a specific directory prior to the Closing Date results in an entry in National Billed Accounts Receivable and PPD Accounts Payables but entries for such directory were not included in the prior year corresponding month end National Billed Accounts Receivable and PPD Accounts Payables balances, the Working Capital Target will be increased by such amount.

                                   ARTICLE II
            SALE AND PURCHASE OF LLC INTERESTS; CLOSING; CONTRIBUTION

                  2.1 SALE OF LLC INTERESTS BY SELLER. Subject to the terms and conditions of this Agreement, Seller agrees to sell the LLC Interests free and clear of all Encumbrances to Buyer at the Closing. The transfer of the LLC Interest from Seller to Buyer shall be in a form acceptable for transfer on the books of Company.

                  2.2      PURCHASE OF THE LLC INTERESTS BY BUYER.

                  Subject to the terms and conditions of this Agreement, Buyer agrees to purchase the LLC Interests from Seller for the Base Purchase Price. The Base Purchase Price is subject to adjustment prior to and after the Closing pursuant to Sections 2.7, 2.8 and 2.9 below (as finally adjusted, the "PURCHASE PRICE").

                  2.3 THE CLOSING. The Closing will take place at the offices of O'Melveny & Myers LLP, 153 East 53rd Street, New York, NY 10022 on the third Business Day following the

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satisfaction or waiver of the conditions in Article VII (other than conditions that, by their nature, are to be satisfied on the Closing Date), or at such other time and place as Seller and Buyer may agree. Subject to the provisions of
Article VIII, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this
Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

                  2.4 DELIVERIES BY SELLER. In addition to the documents necessary to transfer the LLC Interests on the books of Company, at the Closing, the Qwest Parties will deliver or cause to be delivered to Buyer (unless delivered previously) the following: (a) all Third Party Consents listed in
Section 3.4 of the Seller's Disclosure Schedule that have been obtained prior to Closing; (b) the resignations of the Resigning Officers; (c) the certificates required by Sections 7.2(f) and 7.2(h); (d) duly executed copies of the Transaction Documents and the Commercial Agreements; (e) the fairness opinion(s) required pursuant to Section 7.2(k); (f) the opinions of counsel required pursuant to Section 7.2(l); and (g) all other documents, instruments and writings required to be delivered by Seller on or prior to the Closing Date pursuant to this Agreement.

                  2.5 DELIVERIES BY BUYER. At the Closing, Buyer will pay the Closing Purchase Price (as defined in Section 2.8 below) to Seller in cash by wire transfer in immediately available funds; provided, however, that if required to consummate the Closing as contemplated by the Debt Financing Commitment Letter, a portion of the Closing Purchase Price may be paid by Buyer tendering Buyer Securities to Seller with an original principal amount of not greater than $300 million in satisfaction of Buyer's obligation to pay an equivalent portion of the Closing Purchase Price on the Closing Date by wire transfer of immediately available funds. In addition, at the Closing, Buyer will deliver or cause to be delivered to Seller (unless delivered previously) the following: (a) the certificates of Buyer required by Sections 7.3(d) and 7.3(g);
(b) duly executed copies of the Transaction Documents and the Commercial Agreements; (c) all Third Party Consents listed in Section 4.5 of the Buyer's Disclosure Schedule that have been obtained prior to Closing; (d) the opinion of counsel required pursuant to Section 7.3(h); (e) duly executed originals of the Buyer Securities, if any; and (f) all other documents, instruments and writings required to be delivered by Buyer on or prior to the Closing Date pursuant to this Agreement.

                  2.6      THE CONTRIBUTION.

                  (a) Prior to the Closing and pursuant to the Contribution Agreement attached hereto as Exhibit B (the "CONTRIBUTION AGREEMENT"), Seller will contribute to Company (the "CONTRIBUTION") all of its right, title and interest in and to certain assets relating to the Rodney Transferred Business, and shall cause Company to assume certain liabilities of the Rodney Transferred Business, all on the terms and conditions set forth in the Contribution Agreement.

                  (b) The parties hereto acknowledge and agree that nothing in this Agreement shall be deemed to prohibit the consummation of the Contribution and that the consummation of the Contribution shall not constitute a breach of any provision of this Agreement, including Section 5.2.

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                  2.7      POST-SIGNING PURCHASE PRICE ADJUSTMENT. The Adjusted
Base Purchase Price shall equal the Base Purchase Price (i) plus, if the "Base Purchase Price" was greater than the "Adjusted Base Purchase Price" in the Dexter Purchase Agreement, an amount equal to the "Base Purchase Price" less the "Adjusted Base Purchase Price" in the Dexter Purchase Agreement, or (ii) minus, if the "Adjusted Base Purchase Price" was greater than the "Base Purchase Price" in the Dexter Purchase Agreement, an amount equal to the "Adjusted Base Purchase Price" less the "Base Purchase Price" in the Dexter Purchase Agreement (it being the intent of the parties that the sum of the Adjusted Base Purchase Price under this Agreement and the "Adjusted Base Purchase Price" under the Dexter Purchase Agreement shall equal $7,050,000,000).

                  2.8 PRE-CLOSING WORKING CAPITAL PURCHASE PRICE ADJUSTMENT. At least three Business Days prior to the Closing Date, Seller will prepare and present to Buyer a statement (the "PRELIMINARY CLOSING DATE STATEMENT") setting forth Seller's good faith estimate of Company's Working Capital as of the close of business on the Closing Date ("ESTIMATED WORKING CAPITAL"). The Base Purchase Price or Adjusted Base Purchase Price, as the case may be, will be either (x) increased by an amount equal to the excess, if any, of (i) Estimated Working Capital over (ii) the Working Capital Target as of the Closing Date, or (y) decreased by an amount equal to the excess, if any, of (i) the Working Capital Target, as of the Closing Date, over (ii) Estimated Working Capital. The Base Purchase Price or Adjusted Base Purchase Price, as the case may be, as increased or decreased pursuant to this Section 2.8, is referred to as the "CLOSING PURCHASE PRICE."

                  2.9 POST-CLOSING WORKING CAPITAL PURCHASE PRICE ADJUSTMENT. The Closing Purchase Price is subject to further adjustment after the Closing Date in accordance with the following procedure:

                  (a) Within 90 days after the Closing Date, Seller will prepare and present to Buyer a statement (the "FINAL STATEMENT") setting forth
(x) Seller's calculation of Working Capital as of the close of business on the Closing Date (the "CLOSING DATE WORKING CAPITAL") and (y) Seller' determination of the aggregate increase or decrease to the Base Purchase Price or the Adjusted Purchase Price, as the case may be, without taking into account any payment made pursuant to Section 2.8 (the "WORKING CAPITAL ADJUSTMENT"). Seller will prepare the Final Statement on a consistent basis with the Preliminary Closing Date Statement and in accordance with the Agreement Accounting Principles. Buyer shall, and shall cause Company to, assist Seller and its Representatives in the preparation of the Final Statement and shall provide Seller and its Representatives access at reasonable times and upon reasonable notice to the personnel, properties, books and records of Company and Buyer for such purpose.

                  (b) Buyer and its accountants will have the right to review all work papers and calculations of Seller and its accountants utilized in preparing the Final Statement. The Final Statement will be binding on Buyer unless Buyer presents to Seller, within 30 days after its receipt of the Final Statement from Seller, written notice of disagreement specifying in reasonable detail the nature and extent of the disagreement. Buyer agrees that it shall not propose adjustments to or dispute portions of the Final Statement if such adjustments or disputes involve changes in or question the accounting principles, methodology or practices of Seller that

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are in conformity with the Agreement Accounting Principles used in determining
Closing Date Working Capital.

                  (c) If Seller and Buyer are unable to resolve any disagreement with respect to the Final Statement within 30 days after Seller receives a timely notice of disagreement, the items of disagreement alone will be promptly referred for final determination to Ernst & Young LLP or, if such firm is unable or unwilling to make such final determination, to such other independent accounting firm as the parties mutually designate. The accounting firm making such determination is referred to as the "INDEPENDENT ACCOUNTANTS". The Final Statement will be deemed to be binding on Buyer and Seller upon: (i) Buyer's failure to deliver to Seller a notice of disagreement within 30 days after it receives the Final Statement; (ii) resolution of any disagreement by mutual agreement of Seller and Buyer after a timely notice of disagreement has been delivered to Seller; or (iii) notification by the Independent Accountants of their final determination of the items of disagreement submitted to them. The fees and disbursements of the Independent Accountants will be borne by the party that is not the "PREVAILING PARTY." The prevailing party will mean the party whose final submission to the Independent Accountants is closest to the final determination made by the Independent Accountants, regardless of whether such final determination requires the submitting party to make a payment to the other party pursuant to Section 2.9(d) below.

                  (d) If the Base Purchase Price or Adjusted Purchase Price plus or minus the Working Capital Adjustment is greater than the Closing Purchase Price, Buyer shall pay to Seller the difference. If the Base Purchase Price or Adjusted Purchase Price plus or minus the Working Capital Adjustment is less than the Closing Purchase Price, Seller shall pay to Buyer the difference. Payments made pursuant to this Section 2.9(d) shall be made by wire transfer in immediately available funds within five (5) Business Days after the Final Statement becomes binding on Buyer and Seller pursuant to Section 2.9(c) above.

                  (e) Notwithstanding the foregoing, if Estimated Working Capital exceeds the Working Capital Target as of the Closing Date by more than $20,000,000 (the amount of such excess, "ESTIMATED EXCESS WORKING CAPITAL"), at Buyer's election, in lieu of paying Seller an amount of cash equal to such Estimated Excess Working Capital, Buyer may pay such amount in kind by transferring to Seller Net Billed Receivables in an amount (the "TRANSFERRED NET BILLED RECEIVABLES") sufficient to yield cash to Seller equal to such Estimated Excess Working Capital. Such Transferred Net Billed Receivables constitute the property of Seller, provided that Buyer will collect such Transferred Net Billed Receivables in the same manner and with the same care as its own receivables. Specific receivables constituting Transferred Net Billed Receivables shall be a representative cross selection of the Net Billed Receivables and shall be selected by Seller.

                                  ARTICLE III
                        REPRESENTATIONS AND WARRANTIES OF
                                THE QWEST PARTIES

                  Except as otherwise indicated on Seller's Disclosure Schedule, the Qwest Parties represent and warrant as of the date hereof as follows:

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                  3.1      ORGANIZATION AND RELATED MATTERS. Each of the Qwest
Transaction Parties is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation. Company is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization. Each of the Qwest Transaction Parties has all necessary corporate power and authority to execute, deliver and perform the Transaction Documents and Commercial Agreements to which it is a party. Each of the Qwest Transaction Parties and Company has all necessary corporate power and authority to own license or lease its properties and to carry on its business as now being conducted and, except as otherwise indicated on Section 3.1 of Seller's Disclosure Schedule, is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which the nature of its business requires licensing or qualification, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                  3.2      AUTHORIZATION; NO CONFLICTS.

                  (a) The execution, delivery and performance of each of the Transaction Documents and Commercial Agreements to which any of the Qwest Transaction Parties is a party have been duly and validly authorized by all necessary corporate action on the part of such Qwest Transaction Party. The Transaction Documents and Commercial Agreements to which any Qwest Transaction Party is a party constitute (or will upon execution constitute) the legally valid and binding obligations of such Qwest Transaction Party, enforceable against such Qwest Transaction Party in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally. The Transaction Documents and Commercial Agreements to which Company is a party constitute (or will upon execution constitute) the legally valid and binding obligations of Company, enforceable against Company in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

                  (b) The Qwest Transaction Parties' respective execution, delivery and performance of the Transaction Documents and Commercial Agreements to which any of them is a party will not (i) violate, or constitute a breach or default under, (A) such parties' respective certificates of incorporation or bylaws or (B) except as set forth on Section 3.2(b) of Seller's Disclosure Schedule, any Material Contract to which any of them is a party or under which any of their material assets are bound, except for any violations of or breaches or defaults under any Material Contract that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or
(ii) result in the imposition of any material Encumbrance, other than Permitted Encumbrances, against all or any portion of the Rodney Transferred Business. Subject to obtaining the Approvals and Permits listed in Section 3.4 of Seller's Disclosure Schedule, the Qwest Transaction Parties' respective execution, delivery and performance of the Transaction Documents and Commercial Agreements to which any of them is a party will not violate any Law in any material respect.

                  3.3 LEGAL PROCEEDINGS. Section 3.3 of Seller's Disclosure Schedule lists each Order or Action pending or, to Seller's Knowledge, threatened against Seller that individually or

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when aggregated with one or more other Orders or Actions has or if determined adversely would reasonably be expected to have a Material Adverse Effect or materially impair or delay either Seller's ability to consummate the Closing or Seller's ability to perform its obligations under this Agreement.

                  3.4 APPROVALS AND THIRD PARTY CONSENTS. Section 3.4 of Seller's Disclosure Schedule lists any Approvals or Permits and any material Third Party Consents by any Person not a party to this Agreement required in connection with the execution or performance of this Agreement and the other Transaction Documents by the Qwest Parties and the consummation of the Transactions, except for any applicable requirements of the Securities Act, the Exchange Act, the HSR Act and any applicable filings under state securities laws.

                  3.5 CAPITALIZATION. Section 3.5 of Seller's Disclosure Schedule sets forth the capitalization of Company. Seller owns all of the LLC Interests, beneficially and of record and free and clear of any Encumbrance. Other than the LLC Interests, there are no issued and outstanding Equity Securities of Company. There are no outstanding Contracts or other rights to subscribe for or purchase, or Contracts or other obligations to issue or grant any rights to acquire, any Equity Securities of Company. There are no outstanding Contracts of Company to repurchase, redeem or otherwise acquire any Equity Securities of Company. The LLC Interests are duly authorized, validly issued, fully paid and nonassessable and are not subject to and have not been issued in violation of any preemptive rights or in violation of any federal or state securities laws.

                  3.6      FINANCIAL INFORMATION.

                  (a) Financial Statements. The Holding Financial Statements have been, and the Rodney Transferred Business Financial Statements when delivered pursuant to Section 5.6 below will have been, prepared from the books and records of Holding and Seller in accordance with GAAP (except, in the case of the Holding Unaudited Financial Statements and the Rodney Transferred Business Unaudited Financial Statements, subject to normal year-end adjustments and the absence of notes) applied on a consistent basis throughout the periods involved and present and will present fairly, in all material respects, the information set forth therein.

                  (b) Certain Changes. Except as set forth in Section 3.6(b) of Seller's Disclosure Schedule, since December 31, 2001 to the date hereof, (i) Seller has conducted the Rodney Transferred Business in the ordinary course consistent with past practice, (ii) Seller has not sold any material assets necessary to the conduct of the Rodney Transferred Business, other than in the ordinary course of business, and (iii) Seller has not entered into any agreement, arrangement or undertaking to do any of the foregoing. Except as set forth in Section 3.6(b) of Seller's Disclosure Schedule, since December 31, 2001, (x) there has not been, occurred or arisen any change or event that would reasonably be expected to constitute a Material Adverse Effect and (y) there have not been any material changes in the accounting methods, principles, practices or policies of Seller (other than changes required by changes in GAAP).

                  (c) No Other Liabilities or Contingencies. Seller has not incurred any liabilities with respect to the Rodney Transferred Business that would be required in accordance with GAAP to be disclosed in a balance sheet of the Rodney Transferred Business except

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liabilities (i) that are disclosed in the balance sheet attached as Section
3.6(c)(1) of Seller's Disclosure Schedule, (ii) that are disclosed in Section 3.6(c)(2) of Seller's Disclosure Schedule, (iii) that were incurred after December 31, 2001 in the ordinary course of business, (iv) that are Excluded Liabilities or (v) that would not reasonably be expected to have a Material Adverse Effect.

                  3.7 REAL AND PERSONAL PROPERTY; TITLE TO PROPERTY; LEASES. Seller has (and, at Closing, Company will have) good, and in the case of real property, marketable, title to or other right to use pursuant to leases, free of Encumbrances other than Permitted Encumbrances, (a) all items of real property necessary to the conduct of the Rodney Transferred Business as conducted on the date hereof, including fees, leaseholds and other interests in such real property, and (b) such other tangible assets and properties that are necessary to the conduct of the Rodney Transferred Business as conducted on the date hereof, except (i) assets and properties that may be necessary to the conduct of the Transferred Business and that will be provided or otherwise made available to Company or Buyer pursuant to the Commercial Agreements and (ii) in the case of tangible assets and properties only, where the failure to have such title or right to use would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Section 3.7 of Seller's Disclosure Schedule lists all parcels of real property leased to Seller and used in the conduct of the Rodney Transferred Business as conducted on the date hereof and each such lease is valid and enforceable except where the failure to be valid and enforceable would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                  3.8 MATERIAL CONTRACTS. Section 3.8 of the Seller's Disclosure Schedule lists, as of the date hereof, each Material Contract. True copies of the agreements identified in Section 3.8 of the Seller's Disclosure Schedule, including all amendments and supplements, have been made available to Buyer. As of the date hereof, each Material Contract is valid and in full force and effect according to its terms, and Seller has performed its obligations thereunder in all material respects (to the extent such obligations have accrued) and is not in default or breach under any such Material Contract, except where such failure to be in full force and effect or default or breach would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as set forth in Section 3.8 of the Seller's Disclosure Schedule, consummation of the Transactions will not (and will not give any Person a right to) terminate or modify any material rights of, or accelerate or augment any material obligation of, Seller under any Material Contract, or cause or give the right to claim any payment for the assignment or any qualification of any Material Contract, except for any of the foregoing that would not reasonably be expected to result in a Material Adverse Effect.

                  3.9      TAX RETURNS AND REPORTS.

                  (a) Each of Seller and Company and their respective Subsidiaries has timely filed (or, where applicable, have had timely filed on their behalf) all material Tax Returns required to be filed thereby on or before the date hereof and has paid all Taxes for which they are liable (whether or not shown to be due thereon). All such Tax Returns, including amendments to date, have been prepared in good faith without negligence or willful misrepresentation and are complete and accurate in all material respects. Company has not made any election to be taxed as a corporation for any United States federal, state or local income tax purposes, and where

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necessary, each of Seller and its Affiliates has consented to include the income of Company in their respective taxable income for state or local income tax purposes.

                  (b) There are no material Encumbrances for Taxes upon the Contributed Assets (other than Permitted Encumbrances). No Governmental Entity has, in writing, proposed (tentatively or definitely), asserted or assessed or, to Seller's Knowledge, threatened to propose or assert any deficiency, assessment or claim for Taxes against any of Seller, Company, or their respective Subsidiaries that has not been fully paid or settled. Each of Seller, Company, and their respective Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, former Employee, creditor, independent contractor, shareholder, customer, supplier or other third party. Except as set forth on
Section 3.9 of Seller's Disclosure Schedule, none of Company or its Subsidiaries is a party to any agreement extending the time within which to file any Tax Return due on or before the Closing Date that has not been filed, or extending the time for assessment of any Tax. None of Seller or Company or their respective Subsidiaries has received written notice from any Governmental Entity in a jurisdiction in which such entity does not file a Tax Return stating that such entity is or may be subject to taxation by that jurisdiction.

                  (c) None of the Contributed Assets is property that is required to be treated as being owned by any other Person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code. None of the Contributed Assets is "tax-exempt use property" within the meaning of Section 168(h) of the Code. None of the Contributed Assets directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

                  3.10 PERMITS. Except as set forth on Section 3.10 of Seller's Disclosure Schedule, Seller holds and, as of the Closing, Company will hold, all Permits that are required by any Governmental Entity to permit it to conduct the Rodney Transferred Business and possess the Contributed Assets immediately after the Closing, except where the failure to have such Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing, Company will be in compliance in all material respects with its material Permits. To Seller's Knowledge, no suspension, cancellation or termination of any material Permit is threatened or imminent.

                  3.11 INTERCOMPANY TRANSACTIONS. Section 3.11(a) of Seller's Disclosure Schedule lists, as of the date hereof, all Contracts between QSC or any of its Affiliates (other than Holding or Seller), on the one hand, and Holding or Seller, on the other hand (each, an "INTERCOMPANY AGREEMENT"). Except for the Intercompany Agreements constituting part of the Transaction Documents or Commercial Agreements, Seller has not engaged in any material transaction with Qwest or any other Affiliate of Qwest for which any liabilities or obligations relating to Company or the Rodney Transferred Business will remain to be satisfied after the Closing. Section 3.11(b) of Seller's Disclosure Schedule lists, as of July 31, 2002: (a) any material liabilities or obligations of Seller to Qwest or any other Affiliate of Qwest and (b) any material liabilities or obligations of Qwest or such Affiliates of Qwest to Seller, in each case except for those liabilities or obligations arising as a result of the Transaction Documents. Except as provided in the Transaction Documents or the Commercial Agreements, the consummation of the Transactions will not result in any payment arising or becoming due from Company to Seller or any Affiliate of Seller.

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                  3.12     COMPLIANCE WITH LAW. Except as set forth on Section
3.12 of Seller's Disclosure Schedule, neither Seller nor Company is in violation of any Law (other than any Law the subject matter of which is addressed by the representations and warranties set forth in Sections 3.16, 3.17 or 3.19 below) except to the extent any such violation, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

                  3.13 NO BROKERS OR FINDERS. Except for the fees and commissions payable to Lehman Brothers Inc. and Merrill Lynch & Co., Inc., which will be the sole responsibility of Seller, no agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Seller or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement or the Transactions, is or will be entitled to any broker's, finder's or similar fee or other commission as a result of this Agreement or the Transactions.

                  3.14 INTELLECTUAL PROPERTY. For purposes of this Section 3.14, "EXISTING QWEST GROUP" shall mean the Qwest Parties and Holding. Except as set forth in Section 3.14 of Seller's Disclosure Schedule (and, as of the Closing Date, except to the extent that the Intellectual Property described in this Section 3.14 is conveyed to Buyer at the Dexter Closing):

                  (a) Generally. Section 3.14(a) of Seller's Disclosure Schedule sets forth a complete list of, or references to, all United States: (i) trademarks and service marks (whether registered or unregistered) and trade names of the Existing Qwest Group that are material to the Rodney Transferred Business (collectively, the "TRADEMARKS"); (ii) patents and patent applications of Existing Qwest Group that are material to the Rodney Transferred Business (collectively, the "PATENTS"); (iii) registered copyrights of Existing Qwest Group that are material to the Rodney Transferred Business (collectively, together with unregistered copyrights of Existing Qwest Group that are material to the Rodney Transferred Business, "COPYRIGHTS"); and (iv) domain names of Existing Qwest Group that are material to the Rodney Transferred Business, including top-level Internet domain names (the "DOMAIN NAMES").

                  (b) Patents. Existing Qwest Group has not, to Seller's Knowledge, received any written notice or claim challenging Existing Qwest Group's ownership of the material Transferable Patents or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto. The "TRANSFERABLE PATENTS" shall mean the applicable ownership interests in the Patents to be transferred to the Company pursuant to the IP Contribution Agreement and shall not, in any event, include the ownership interests transferred to Company.

                  (c) Copyrights. Existing Qwest Group is the owner of all right, title and interest in and to each of the Transferable Copyrights, free and clear of any and all Encumbrances (other than Permitted Encumbrances), covenants, conditions and restrictions or other adverse claims or interests of any kind or nature that would reasonably be expected to have a Material Adverse Effect, and Existing Qwest Group has not received any written notice or claim challenging Existing Qwest Group's ownership of the material Transferable Copyrights or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto. Existing Qwest Group has not received any written notice or claim challenging or questioning the validity or enforceability of any of the material Transferable Copyrights or

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indicating an intention on the part of any Person to bring a claim that any material Transferable Copyright is invalid or unenforceable. The "TRANSFERABLE COPYRIGHTS" shall mean the Copyrights to be transferred to Company pursuant to the IP Contribution Agreement.

                  (d) Trade Secrets. Seller and Company have taken reasonable steps in accordance with normal industry practice to protect their respective rights in material confidential information and material proprietary information of the Rodney Transferred Business, including any formula, pattern, compilation, program, device, method, technique, or process, that derives independent economic value from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use (collectively, "TRADE SECRETS"). Seller and Company each has a policy of requiring each relevant employee, consultant and contractor engaged to perform information technology development services for Seller or Company to execute proprietary information, confidentiality and assignment agreements substantially in Seller's standard forms that assign to Existing Qwest Group all rights to any Intellectual Property of the Rodney Transferred Business that are developed for Seller or Company by the employees, consultants or contractors, as applicable.

                  (e) License Agreements. To Seller's Knowledge, Section 3.14(f) of Seller's Disclosure Schedule sets forth a complete and accurate list of all material license agreements granting (directly or through an Affiliate of Seller) to Seller any right to use any material software, databases, Content (as defined below) or similar materials of a third party that are used in and material to the Rodney Transferred Business (other than "off-the-shelf" shrink wrap software commercially available on reasonable terms to the public generally) (collectively, the "COMPANY INBOUND LICENSE AGREEMENTS"), indicating for each the title and the parties thereto. There is no outstanding or, to Seller's Knowledge, threatened dispute or disagreement with respect to any Company Inbound License Agreement. Correct and complete executed copies of all Company Inbound License Agreements have been made available to Purchaser.

                  (f) Intellectual Property Sufficiency. To Seller's Knowledge, except as otherwise provided in Section 3.14 of Seller's Disclosure Schedule, the assignments, licenses and other rights granted by Qwest and its current Affiliates to Company under this Agreement, the other Transaction Documents and the Commercial Agreements and other actions taken in accordance with Section 5.18 of Exhibit P to the Dexter Purchase Agreement accord to Company the rights with respect to the intellectual property assets owned or licensed by Qwest and such Affiliates that are necessary for continued operation of the Rodney Transferred Business after the Closing in substantially the same manner as such business has been operated by Seller during the six months prior to the Closing.

                  3.15     [RESERVED].

                  3.16 LABOR MATTERS. Except as set forth in Section 3.16(a) of the Seller's Disclosure Schedule, (i) there is no, and in the past three years there has been no, material organized strike, labor dispute, slowdown or stoppage, or material unfair labor practice claim or charge pending or, to Seller's Knowledge, threatened against or affecting Company or the Rodney Transferred Business, (ii) no material claim is pending or, to Seller's Knowledge, threatened by employees or former employees against Seller respecting Seller's employment practices, and (iii) no material claim is pending or, to Seller's knowledge, threatened asserting

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

noncompliance by Seller with any applicable Law respecting employment practices, employee documentation, and terms and conditions of employment and wages and hours and Seller is not currently engaged in any material unfair labor practice.
Section 3.16(b) of the Seller's Disclosure Schedule lists, as of the date hereof, each collective bargaining agreement between Seller or Company, on the one hand, and any labor union or labor organization, on the other hand that is applicable to any portion of the Rodney Transferred Business (the "CBAs"). True copies of the CBAs, including all amendments and supplements, have been made available to Buyer.

                  3.17     EMPLOYEE BENEFITS.

                  (a) Section 3.17(a) of the Seller's Disclosure Schedule lists and identifies the sponsor of, as of the date hereof, each material "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (a "PENSION PLAN"), each material "employee welfare benefit plan" (as defined in
Section 3(1) of ERISA) (a "WELFARE PLAN"), and each other material plan, arrangement, policy or procedure relating to deferred compensation, incentive compensation, stock options, stock purchases, severance pay, fringe benefits or other employee benefits, in each case maintained, administered or contributed to or required to be maintained, administered or contributed to by Seller, Holding or Company or any of their Affiliates for the benefit of any employee of Holding, Seller or Company who is engaged in the Rodney Transferred Business (an "EMPLOYEE") or any former Employee (all of the foregoing, the "SELLER BENEFIT PLANS"). True copies of (i) each Seller Benefit Plan, (ii) the most recent summary plan description, and any summary of material modifications, for each Seller Benefit Plan for which a summary plan description is required, and (iii) each trust agreement and insurance or group annuity contract with respect to a Seller Benefit Plan, including all amendments and supplements, have been made available to Buyer.

                  (b) Each Seller Benefit Plan has been administered in accordance with its terms and in compliance with applicable Law, including the applicable provisions of ERISA and the Code, except for such failures or noncompliance as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                  (c) Since the effective date of ERISA, no liability under Title IV of ERISA has been incurred by Seller or any member of its Controlled Group (defined as any entity that is a member of a controlled group of organizations within the meaning of Sections 414(b), 414(c), 414(m) or 414(o) of the Code of which Seller is a member) (other than liability for premiums due to the PBGC) unless such liability has been, or prior to the Closing Date will be, satisfied in full. The PBGC has not instituted, or to Seller's knowledge threatened to institute, proceedings to terminate any Pension Plan that is subject to Title IV of ERISA, and, except as set forth in Section 3.17(c) of Seller's Disclosure Schedule, no such Pension Plan has been the subject of a "reportable event," as that term is defined in Section 4043 of ERISA, as to which notices would be required to be filed with the PBGC. No Pension Plan has an "accumulated funding deficiency," as that term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, as of the last day of the most recent fiscal year of each Pension Plan ended prior to the date hereof.

                  (d) No Seller Benefit Plan is a "multiemployer plan," as that term is defined in Section 3(37) of ERISA. Neither Seller nor any member of its Controlled Group has at any time

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

in the past six years sponsored, contributed to or had an obligation to contribute to any multiemployer plan. Neither Seller nor any member of its Controlled Group has any outstanding "withdrawal liability" (whether or not contingent), as that term is defined in Section 4201 of ERISA.

                  (e) Seller, Company and their respective Affiliates have not made or granted or committed to make or grant any benefit improvements under any Seller Benefit Plan with respect to any Employee or former Employee, except as provided in the CBAs or in the plan documents provided to Buyer or as set forth in Section 3.17(e) of Seller's Disclosure Schedule.

                  3.18 INSURANCE. All material insurance policies covering Seller are identified in Section 3.18 of the Seller's Disclosure Schedule, all premiums due thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending on or prior to the Closing Date), and Seller has complied in all material respects with the provisions of such policies and have not received written notice from any of their insurance brokers or carriers that such brokers or carriers will not be willing or able to renew their existing coverage. All material properties of Seller relating to the Rodney Transferred Business are covered by insurance in customary scope and amount of coverage.

                  3.19 ENVIRONMENTAL MATTERS. Except either as set forth on or as identified in any written materials listed in Seller's Disclosure Schedule, to Seller's Knowledge:

                  (a) Seller has not received any written notice (i) from any Governmental Entity that the Company or the Rodney Transferred Business is not in compliance in any material respect with Environmental Laws, or (ii) of any pending or threatened Action or Order or claim by any third party with respect to Hazardous Materials or Environmental Laws in connection with any of the properties currently or formerly owned or occupied by Seller in connection with the Rodney Transferred Business or in connection with any other properties to which waste may have been sent by Seller, Company or their respective Affiliates in connection with the Rodney Transferred Business from properties owned or occupied by Seller in connection with the Rodney Transferred Business.

                  (b) Seller has not disposed, released, generated or transported in violation of Environmental Laws any Hazardous Materials at, from, on or under any properties currently or formerly owned or occupied by Seller in connection with the Rodney Transferred Business.

                  (c) Seller has not assumed, contractually or by operation of Law, any liabilities or obligations of third parties under any Environmental Laws with respect to any of the properties currently or formerly owned or occupied by Seller in connection with the Rodney Transferred Business.

                  (d) Seller has operated and is operating the Rodney Transferred Business in compliance in all material respects with Environmental Laws.

                  3.20     DIRECTORY PUBLICATION SCHEDULES.

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                  (a)      Section 3.20(a) of Seller's Disclosure Schedule lists
all directories published by Seller in the Region for which, during the past three years, either (i) the month of publication changed or (ii) the length of service of such directory changed. Section 3.20(a) of Seller's Disclosure Schedule sets forth the revenue and EBITDA impact of such changes under Seller's prior revenue recognition methodology (point of publication) in the year that each such directory was published.

                  (b) Section 3.20(b) of Seller's Disclosure Schedule lists the proposed date of publication of all directories by Seller from the date hereof until August 31, 2003.

                  3.21 RECEIVABLES. All receivables that are included in the Contributed Assets (i) represent actual indebtedness or other obligations incurred by the applicable account debtors, and (ii) have arisen from bona fide transactions in the ordinary course of the Business.

                  3.22 QWEST CORPORATION. Qwest Corporation holds the state and federal authorizations (collectively, the "QWEST AUTHORIZATIONS") necessary to provide telephone exchange and exchange access services in Washington, Oregon, Idaho, Montana, Wyoming, North Dakota, South Dakota, Nebraska, Minnesota, Iowa, Utah, Colorado, New Mexico, and Arizona (collectively, the "QWEST STATES"). Qwest Corporation provides these services within the Qwest States as an incumbent local exchange carrier, as that term is defined in
Section 251(h)(1) of the Communications Act of 1934, as amended, 47 U.S.C.
Section 251(h)(1).

                  3.23 CERTAIN ACCOUNTING ISSUES. To Seller's Knowledge, as of the date hereof, the SEC has not objected to any of Seller's accounting policies, procedures or practices, or any of the accounting policies, procedures or practices of Qwest which relate to or impact the Holding Financial Statements or otherwise indicated that any of such policies, procedures or practices are not in accordance with GAAP and the applicable requirements of the SEC, other than with respect to matters that have been conformed to the SEC's requests addressed or reflected in Holding Audited Financial Statements (it being understood that, to Seller's Knowledge, the Rodney Transferred Business Financial Statements will address or reflect such matters to the same extent).

                  3.24 CONTRIBUTION AGREEMENT. As of the Closing Date, the transactions contemplated by the Contribution Agreement and the IP Contribution Agreement shall have been consummated in all material respects in accordance with their terms (including any required transfer of Contributed Assets (as such term is defined in the Contribution Agreement) owned or deemed to be owned by an Affiliate of Seller).

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Except as otherwise indicated on Buyer's Disclosure Schedule, Buyer represents and warrants and agrees, as of the date hereof, as follows:

                  4.1 ORGANIZATION AND RELATED MATTERS. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization. Buyer has all necessary power and authority under the Delaware LLC Act and its certificate of formation and limited liability company operating agreement (together, the "BUYER

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ORGANIZATIONAL DOCUMENTS") to execute, deliver and perform the Transaction
Documents and Commercial Agreements to which it is a party. Buyer has all necessary power and authority under the Delaware LLC Act and the Buyer Organizational Documents to own, license or lease its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign limited liability company in good standing in all jurisdictions in which the nature of its business requires licensing or qualification, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect.

                  4.2      AUTHORIZATION; NO CONFLICTS.

                  (a) The execution, delivery and performance of the Transaction Documents to which Buyer is a party have been duly and validly authorized by all necessary limited liability company and member action on Buyer's part. The Transaction Documents and Commercial Agreements to which Buyer is a party constitute (or will upon execution constitute) Buyer's legally valid and binding obligations, enforceable against Buyer in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

                  (b) Buyer's execution, delivery and performance of this Agreement will not violate, or constitute a breach or default under, any of the Buyer Organizational Documents. Subject to obtaining the Approvals and Permits contemplated in Section 4.5, Buyer's execution, delivery and performance of this Agreement will not violate any Law in any material respect.

                  4.3 LEGAL PROCEEDINGS. There is no Order or Action pending or, to Buyer's Knowledge, threatened in writing against Buyer that, individually or when aggregated with one or more other Orders or Actions, has had or if determined adversely would reasonably be expected to have a Buyer Material Adverse Effect.

                  4.4 INVESTMENT INTENT. Buyer is an "accredited investor" as defined under the Securities Act and possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment hereunder. Buyer is acquiring the LLC Interests for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof. Buyer will not sell or otherwise dispose of the LLC Interests except in compliance with the registration requirements or exemption provisions under the Securities Act or any other applicable securities law. Buyer understands that the LLC Interests have not been registered under the Securities Act or any state securities laws by reason of specific exemptions from the registration requirements thereof that depend upon, among other things, the bona fide nature of the investment intent and the accuracy of Buyer's representations and warranties contained herein.

                  4.5      APPROVALS, PERMITS AND THIRD PARTY CONSENTS. Section
4.5 of Buyer's Disclosure Schedule lists any Approvals and Permits and any material Third Party Consents by any Person not a party to this Agreement required in connection with the execution or performance by Buyer of the Transaction Documents to which Buyer is a party, except for any such Approvals, Permits and Third Party Consents the failure of which to receive would not,

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individually or in the aggregate, reasonably be expected to result in a Buyer
Material Adverse Effect.

                  4.6 FINANCING. Buyer has received, accepted and agreed to, all applicable commitment fees for (a) a valid and binding commitment letter from certain lenders (the "DEBT FINANCING COMMITMENT LETTER"), committing them to provide to the Buyer debt financing for the Transactions in an aggregate amount of $3,535,000,000, subject to the terms and conditions set forth therein (such debt financing, the "DEBT FINANCING") and (b) a valid, binding and irrevocable commitment letter from certain equity investors (the "EQUITY FINANCING COMMITMENT LETTER"), committing them to provide equity financing to Buyer in the amount of $1,500,000,000, minus the actual amount of the equity contributions made by affiliates or assignees of The Carlyle Group and Welsh, Carson, Anderson & Stowe to Buyer pursuant to the "Equity Financing Commitment Letter" under the Dexter Purchase Agreement, subject to the terms and conditions set forth therein (such equity financing, the "RODNEY EQUITY FINANCING" and together with the Debt Financing, the "FINANCING"). True and complete copies of the Debt Financing Commitment Letter and the Rodney Equity Financing Commitment Letter and the Dexter "Equity Funding Commitment Letter" are attached as Exhibit N, Exhibit O and Exhibit P to this Agreement, respectively. As of the date hereof, the Debt Financing Commitment Letter and the Equity Financing Commitment Letter are in full force and effect. True and complete copies of any agreements or understandings relating to Financing Fees have been delivered to the Qwest Parties prior to the date hereof.

                  4.7 NO BROKERS OR FINDERS. Except for the fees and commissions payable to J.P. Morgan in its capacity as financial adviser, which will be the sole responsibility of Buyer, no agent, broker, finder, investment or commercial banker or other Person or firm engaged by or acting on behalf of Buyer or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement or the Transactions, is or will be entitled to any broker's, finder's or similar fees or other commissions as a result of this Agreement or the Transactions, except (i) to the extent that such fees or expenses constitute Reimburseable Expenses and (ii) Buyer is entitled under the terms of this Agreement to have Seller pay such amounts.

                  4.8 NO OTHER REPRESENTATIONS OR WARRANTIES. Buyer acknowledges and agrees that it has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the LLC Interests, Company and the Rodney Transferred Business, and that it has been afforded adequate access to Seller's management, properties, books and records for purposes of such inquiry and investigation. Except for the representations and warranties contained in this Agreement, Buyer acknowledges that none of the Qwest Transaction Parties, Company or any of their respective Affiliates or any other Person makes any other express or implied representation or warranty with respect to the Business or the Rodney Transferred Business, the LLC Interests, the Qwest Transaction Parties or Company or otherwise or with respect to any other information provided to Buyer or any of its Affiliates or Representatives, whether on behalf of Seller or such other Persons, including as to: (a) merchantability or fitness for any particular use or purpose; (b) the use of the assets of Company and the operation of the Rodney Transferred Business by Buyer after the Closing; or (c) the probable success or profitability of the ownership, use or operation of the Rodney Transferred Business, the LLC Interests, or Company by Buyer after the Closing. Neither any Qwest Transaction Party nor any other Person will have or be subject to any liability or indemnification

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obligation to Buyer or any other Person with respect to the sale of the Rodney
Transferred Business in accordance with this Agreement resulting from the distribution to Buyer or its Affiliates' or Representatives' use of, any information related to the Business, the Rodney Transferred Business, the Qwest Transaction Parties or Company, including the Confidential Descriptive Memorandum dated April 2002 and any information, document, or material made available to Buyer in any form in connection with the Transactions.

                                   ARTICLE V
                              PRE-CLOSING COVENANTS

                  5.1 ACCESS. Subject to Section 10.9, applicable Laws, doctrines of attorney-client privilege and fiduciary and privacy obligations, Seller will, and will cause Company to, authorize and permit Buyer and its counsel, financial advisors, auditors and other authorized representatives (collectively, "REPRESENTATIVES") to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the Business, to Qwest's, Seller's, and, after the Contribution, Company's properties, books, records and other information with respect to the Rodney Transferred Business and its management personnel as Buyer may from time to time reasonably request for the purpose of
(a) familiarizing itself with the Rodney Transferred Business and (b) obtaining any necessary Approvals of, or Permits for, the Transactions.

                  5.2 CONDUCT OF BUSINESS. During the period from the date of this Agreement through the Closing Date unless Qwest shall have received Buyer's consent not to take such action, which consent may not be unreasonably conditioned, delayed or withheld, Qwest shall, and shall cause Seller and Company to, conduct the Rodney Transferred Business in the ordinary course of business and consistent with past practice (except in connection with the Transactions and as otherwise set forth in Section 5.2 of Seller's Disclosure Schedule), and to use their commercially reasonable efforts to maintain all material assets in good repair and condition (except for ordinary wear and tear), maintain all insurance necessary to the conduct of their business as currently conducted, and maintain satisfactory relationships with suppliers and customers. Additionally, except as set forth in Section 5.2 of Seller's Disclosure Schedule, without Buyer's prior written consent, which may not be unreasonably conditioned, delayed or withheld, Qwest agrees that, before Closing, it will cause Seller and Company not to:

                  (a) except in the ordinary course of business consistent with past practice, amend, terminate or renegotiate any Material Contract or enter into any agreement that would constitute a Material Contract; or

                  (b) terminate or fail to use commercially reasonable efforts to renew or preserve any material Permit; or

                  (c) incur or agree to incur any Indebtedness or other obligations or liabilities (absolute or contingent) except for Indebtedness, obligations or liabilities incurred in the ordinary course of business consistent with past practice; or

                  (d) make any loan, guaranty or other extension of credit, or enter into any commitment to make any loan, guaranty or other extension of credit, to or for the benefit of any

Rodney                                     31                          EXECUTION
director, officer, employee, stockholder or any of their respective Affiliates, except for loans, guarantees, extensions of credit or commitments therefor made to officers or employees for moving, relocation and travel expenses consistent with past practice; or

                  (e) except (i) as set forth in Section 5.2 of Seller's Disclosure Schedule, (ii) in the ordinary course of business consistent with past practice or (iii) as required by Law or the terms of this Agreement or any Contract set forth in Section 3.8 of Seller's Disclosure Schedule, (A) grant any general or uniform change in the rates of pay or benefits to officers, directors or Employees (or a class thereof), (B) grant any increase in salary or benefits of any officer or director or pay any special bonus to any person or (C) enter into any new or change any existing material employment or severance agreement or any collective bargaining agreement (other than renegotiation of existing CBAs in connection with the expiration thereof) relating to the Rodney Transferred Business; or

                  (f) issue, pledge, sell, redeem or acquire for value, or agree to issue, sell, pledge, redeem or acquire for value, any Equity Securities of the Company; provided that the foregoing shall not limit the ability of Company or Seller to make cash dividends and distributions; or

                  (g) effect any recapitalization, reclassification, combination, stock split or like change in the capitalization of Company; or

                  (h) amend its certificate of incorporation or bylaws or other organizational documents; or

                  (i) sell, transfer, license or otherwise dispose of, in whole or in part, or subject to any Encumbrance, any material asset or right used in the Rodney Transferred Business as conducted on the date hereof outside of the ordinary course of business, or declare or pay any dividend (other than cash) or make any other distribution of property (other than cash); or

                  (j) settle or compromise any material federal, state, local or foreign income tax liability for which Buyer could reasonably be expected to be adversely affected; or

                  (k) in any instance where Company or Buyer would be bound by such action, make any material Tax election, adopt or change any accounting method for Tax purposes, file any amended material Tax Return, consent to or enter into any closing agreement or similar agreement with any Tax authority or take any position with respect to any material item that is inconsistent with past practice on any Tax Return, except in each case, as contemplated by the Transaction Documents; or

                  (l) cause Company to be treated as other than a disregarded entity for federal or state income tax purposes (other than in Texas) for any Pre-Closing Tax Period; or

                  (m) enter into any agreement that substantially limits the ability of Seller or Company to engage in any business activity; or

                  (n) change the scheduled publication date of any of its recurring directories by more than two weeks from such directory's publication date in 2002; or

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

                  (o) acquire, lease or dispose of any interest in real property used in the Rodney Transferred Business; or

                  (p) fail to maintain their books and records in accordance with past practice; or

                  (q) agree to make or make (or permit any Subsidiary of Seller or Company to agree to make or make) any commitment to take any actions prohibited by this Section 5.2;

provided, however, except as expressly provided in Section 5.2 above, nothing in this Section 5.2 will prohibit Seller and its Affiliates from conducting their businesses in their reasonable discretion. Nothing in this Section 5.2 will prohibit Company from distributing cash to Seller or prohibit Seller from distributing cash to Holding. Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct Company's operations prior to Closing.

                  5.3 NOTIFICATION OF CERTAIN MATTERS. Seller will give prompt notice to Buyer, and Buyer will give prompt notice to Seller, of any failure of Buyer or Seller and Company, as the case may be, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

                  5.4      APPROVALS, PERMITS AND THIRD PARTY CONSENTS.

                  (a) Seller and Buyer shall cooperate and use commercially reasonable efforts to obtain all Approvals and Permits (including taking actions to promptly prepare, file and deliver all registrations, filings and applications, requests and notices (collectively, the "APPROVAL FILINGS") that may be necessary to consummate the Transactions) and to participate in any related proceedings. Seller and Buyer shall furnish each other such necessary information and reasonable assistance as the other may reasonably request in connection with the Approval Filings and related proceedings; provided, however, that Buyer shall not be required to make any material concession in order to obtain any Approval or Permit.

                  (b) Without limiting the generality of the foregoing paragraph (a):

                           (i)      Buyer and Seller will file with the Federal
Trade Commission and the Department of Justice pursuant to the HSR Act (A) the notification and report form required for the Transactions as promptly as practicable, but not later than ten Business Days after the execution of this Agreement, and (B) with respect to any supplemental information request in connection with the Transactions, as soon as reasonably practicable. Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act. The parties will thereafter prosecute the application with all reasonable diligence and will otherwise use commercially reasonable efforts to obtain the termination of the HSR Act review as expeditiously as possible. Buyer and Seller shall each be responsible for one-half of all HSR Act filing fees.

                           (ii)     As promptly as practicable, but not later
than 15 days after the execution of this Agreement, Buyer and Seller will file with the respective State PUCs all applications for Approvals and Permits identified on Section 3.4(a) of Seller's Disclosure

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

Schedule. The parties will thereafter prosecute the applications with all reasonable diligence and will otherwise use commercially reasonable efforts to obtain the grant of such Approvals and Permits as expeditiously as practicable. Notwithstanding the foregoing, it is understood that nothing contained in this Agreement shall require the Qwest Parties or any of their respective Affiliates to consent to, accept or otherwise proceed to close the Transactions in the event that such Approvals and Permits, or any other Approvals or Permits that any State PUC requires or purports to require in connection with or as a condition to the Transactions, collectively or individually, are reasonably likely to result in (directly or indirectly) a Material Regulatory Impact on Qwest or its Affiliates. For purposes of this Agreement, a "MATERIAL REGULATORY IMPACT" is defined as an impact in excess of the amount set forth in the confidential letter of understanding dated August 19, 2002, where such amount reflects the total net economic loss on Qwest or its Affiliates of any or all of the following events insofar as they are required by or otherwise result from the Transactions: (a) any reduction in aggregate net revenues (calculated pursuant to subsection (iii)(A) below) of Qwest Corporation or any of its Affiliates during the Fiscal Measurement Period (as defined below), whether such reductions arise from rate reductions, rate refunds, rebates, credits, one-time payments, restrictions on the ability of Qwest to charge rates it could have charged but for the Transactions, or any other reason (each, a "REGULATORY RESTRICTION"); (b) any additional capital investment (as calculated pursuant to subsection (iii)(B) below); and (c) any additional regulatory charges or costs to or financial impacts on Qwest or any of its Affiliates relating to matters under the jurisdiction of the State PUCs.

                           (iii)    For purposes of subsection (ii) above:

                                    (A)      Any reductions in aggregate net
                  revenues that are reasonably expected to result from a Regulatory Restriction shall be calculated (1) on a pro forma basis as if such Regulatory Restriction had been imposed as of the beginning of the Fiscal Measurement Period and (2) in the case of recurring or repeated reductions in aggregate net revenues that can reasonably be expected to continue after the Fiscal Measurement Period ("FUTURE PERIODS"), by present valuing such revenues to the last day of the Fiscal Measurement Period (x) using an annual discount rate of 5.0%,
                  (y) assuming a mid-year discounting convention and (z) applying the relevant Volume Metric (as defined below) used in the Fiscal Measurement Period to all Future Periods;

                                    (B)      Additional capital investments
                  occurring in Future Periods shall be calculated by present valuing such additional capital investments to the last day of the Fiscal Measurement Period (1) using an annual discount rate of 5.0%, (2) assuming a mid-year discounting convention and (3) utilizing Qwest's reasonable determination as to the time that such additional capital investments will be incurred;

                                    (C)      "FISCAL MEASUREMENT PERIOD" means
                  the four fiscal quarter period ending on the last fiscal quarter end date occurring at least 45 days prior to the Closing Date; and

                                    (D)      "VOLUME METRIC" means a volume
                  metric, such as number

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

                  of access lines or similar concepts corresponding to numbers of customers or otherwise approximating volumes of services provided to customers, that is multiplied by a dollar amount in order to calculate revenue reduction during any relevant fiscal period.

                  (c) The parties acknowledge that they may be required or desire to communicate with Governmental Entities regarding the Transactions both before and after the Closing. Each party agrees to use commercially reasonable efforts to consult with the other party in advance of any material communications, whether written or oral, with any Governmental Entity regarding the Transactions and to cooperate with the other party in connection with any Inquiry arising therefrom. Except for documents filed pursuant to Item 4(c) of the Hart-Scott-Rodino Notification and Report Form or communications regarding the same or documents or information submitted in response to any request for additional information or documents pursuant to the HSR Act that reveal Seller's or Buyer's negotiating objectives or strategies or purchase price expectations,
(a) each party agrees to submit all Approval Filings made by such party to the other party for review and approval (which approval shall not be unreasonably withheld) prior to their submission to any Governmental Entity, and (b) each party further agrees to forward to the other copies of any material (written or electronic, including electronic mail) communications sent by it or its Representatives or received by it from, any Governmental Entity regarding the Transactions and to use commercially reasonable efforts to advise the other party of any material oral communications with any Governmental Entity regarding the Transactions. All such communications will be disclosed to the other party promptly after they are sent or received in the case of written communications or promptly following any oral communication with a Governmental Entity. Seller and Buyer will use commercially reasonable efforts to coordinate and promptly respond to any Inquiry.

                  (d) If there is initiated by any State PUC, state attorney general or other Person any investigation, proceeding, litigation, inquiry, hearing, information or data request, or information gathering process relating to the Transactions whether before or after the Closing (each, an "INQUIRY"), then the parties will jointly evaluate such Inquiry. If such Inquiry is a joint defense endeavor pursuant to the terms of the Joint Defense and Common Interest Agreement, then Seller's or Qwest's counsel will be the lead counsel, at Seller's or Qwest's expense and reasonable direction, to undertake such joint defense unless the Inquiry relates solely to Buyer, in which case Buyer's counsel will be the lead counsel at Buyer's expense and reasonable direction. In any such joint defense endeavor, Seller, Qwest or Buyer, as the case may be, will each use commercially reasonable efforts to cause to be resisted, resolved or lifted any Order, decree, ruling or other action restraining, enjoining or otherwise prohibiting the performance of any obligations under the Transaction Documents with the result or likelihood that the fundamental business purpose of the Transactions is or will be frustrated. In so doing, Seller or Qwest will not take any position or agree to any settlement that will or would reasonably be expected to result in a Buyer Material Adverse Effect or otherwise prejudice Buyer's interests with respect to the Transactions. Buyer may elect to retain at its own expense its own counsel with respect to any Inquiry that is a joint defense endeavor. With respect to any Inquiry, the party whose counsel is lead counsel shall submit to the other party for review and approval all information, documents or pleadings to be provided to or filed with any State PUC, state attorney general or other Person prior to their submission to such State PUC, state attorney general or other Person,

Rodney                                     35                          EXECUTION
as the case may be. The respective rights and obligations of the parties with respect to the joint defense of any Inquiry shall be governed by the Joint Defense and Common Interest Agreement.

                  (e) Seller and Buyer shall cooperate and use commercially reasonable efforts to obtain all material Third Party Consents that may be necessary to consummate the Transactions; provided that (i) except with respect to the Third Party Consents necessary to satisfy the condition set forth in
Section 7.2(n), Seller shall not be obligated to pay any consent fees to any third party and (ii) Buyer shall not be required to agree to material concessions in connection with Third Party Consents. Seller and Buyer shall furnish each other such necessary information and reasonable assistance as the other may reasonably request in connection with obtaining such Third Party Consents.

                  5.5 SUPPLEMENTS TO SELLER'S DISCLOSURE SCHEDULE. From time to time prior to the Closing, Seller may supplement or amend any Section of the Seller's Disclosure Schedule with respect to any matter, condition or occurrence that is required or permitted to be set forth or described in the Seller's Disclosure Schedule by delivering to Buyer in accordance with Section
10.11 below a copy of such supplement or amendment. A supplement or amendment not objected to in writing by Buyer within 10 Business Days after receipt will be deemed to cure any applicable breach of any representation, warranty or covenant made in this Agreement. A supplement or amendment objected to in writing by Buyer within 10 Business Days after receipt will not be taken into account for purposes of such representations, warranties and covenants.

                  5.6      FINANCIAL STATEMENTS.

                  (a) Seller will deliver to Buyer, as soon as practicable following the completion of an audit of the Rodney Transferred Business but in no event later than 30 Business Days prior to the Closing Date, (i) the audited balance sheets of the Rodney Transferred Business as at December 31, 2000 and December 31, 2001 and December 31, 2002 if the Closing occurs subsequent to March 31, 2003, and audited statements of income and cash flows of the Rodney Transferred Business for the twelve months ended December 31, 1999, December 31, 2000 and December 31, 2001 and December 31, 2002 if the Closing occurs subsequent to March 31, 2003, together with an opinion of Seller's independent accounting firm, KPMG, containing no exceptions or qualifications (collectively, such financial statements of the Rodney Transferred Business, together with the notes thereto, the "RODNEY TRANSFERRED BUSINESS AUDITED FINANCIAL STATEMENTS") and (ii) an unaudited balance sheet of the Rodney Transferred Business and of Holding as at June 30, 2002 and an unaudited statement of income for the six months ended June 30, 2002 (the "RODNEY TRANSFERRED BUSINESS UNAUDITED FINANCIAL STATEMENTS" and, together with the Rodney Transferred Business Audited Financial Statements, the "RODNEY TRANSFERRED BUSINESS FINANCIAL STATEMENTS"). The Rodney Transferred Business Financial Statements will be prepared in accordance with GAAP and Regulation S-X under the Securities Act.

                  (b) Seller will deliver to Buyer, promptly upon their being prepared (and in any event no later than 45 days after the end of each calendar quarter), true and complete copies of the unaudited balance sheets and statements of income and cash flow of the Rodney Transferred Business and of Holding as of each calendar quarter beginning with the calendar quarter ending June 30, 2002 and unaudited balance sheets and statements of income for the

Rodney                                     36                          EXECUTION
year-to-date period then ended along with comparative historical information for the preceding year (which shall have been reviewed by KPMG as provided in statement of accounting standards No. 71 without exception or qualification, which review shall be at Buyer's expense).

                  (c) Following the Closing, Seller will, and will cause all Qwest Parties to, cooperate with Buyer if Buyer, at its expense, desires to obtain, (i) the audited balance sheet of the Rodney Transferred Business at the Closing and (ii) audited statements of income and cash flows for the period from January 1, 2002 through the Closing Date if the Closing occurs during calendar year 2002, or the period from January 1, 2003 through the Closing Date if the Closing occurs during calendar year 2003.

                  5.7 COLLECTIVE BARGAINING AGREEMENTS. Upon consummation of the Closing, Buyer shall assume and be bound by the CBAs with respect to the Transferred Employees represented by the Communications Workers of America and the International Brotherhood of Electrical Workers. Prior to the Closing Date, Seller shall use commercially reasonable efforts to extend by one year, on commercially reasonable terms, the term of the CBAs.

                  5.8      WARN.

                  (a) The Qwest Parties agree that, from the later of (i) the date of this Agreement, and (ii) the date that is 90 days prior to Closing, none of them will effectuate a "plant closing" or "mass layoff" as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN ACT") or any similar state or local statute, rule or regulation, with respect to the Rodney Transferred Business, without notifying Buyer in advance and without complying with the notice requirements and all other provisions of the WARN Act and any similar state or local statute, rule or regulation.

                  (b) Buyer agrees that upon Closing and within a period of 90 days thereafter, it will not effectuate a "plant closing" or "mass layoff" as those terms are defined in the WARN Act or any similar state or local statute, rule or regulation, with respect to the Rodney Transferred Business, without notifying the Qwest Parties in advance and without complying with the notice requirements and all other provisions of the WARN Act and any similar state or local statute, rule or regulation.

                  5.9 CONFIDENTIALITY AGREEMENTS. On the Closing Date, the Qwest Parties shall assign and delegate to Buyer or Company all of their respective rights and obligations under all confidentiality and nondisclosure agreements between any of the Qwest Parties and any other Person to the extent entered into in connection with the Transactions or the evaluation of the Transactions, but only to the extent such agreements (a) relate to the Rodney Transferred Business or the Transferred Employees and (b) do not by their terms prohibit such assignment and delegation.

                  5.10     FINANCING.

                  (a) Buyer will promptly notify Seller of any proposal by any of the financial institutions party to the Debt Financing Commitment Letter to withdraw, terminate or make a material change in the amount or terms of the Debt Financing Commitment Letter. In addition, upon Seller's reasonable request, Buyer shall advise and update Seller, in a level of detail

Rodney                                     37                          EXECUTION
reasonably satisfactory to Seller, with respect to the status, proposed closing date and material terms of the proposed Debt Financing. Buyer shall not consent to any amendment, modification or early termination of any Equity Financing Commitment Letter or the Debt Financing Commitment Letter that is reasonably likely to impair materially the Equity Financing or the Debt Financing.

                  (b) Buyer shall, and shall cause its Affiliates to, use all commercially reasonable efforts to (1) maintain the effectiveness of the Debt Financing Commitment Letter, (2) enter into definitive documentation with respect to the Debt Financing on the terms contained in the Debt Financing Commitment Letter, (3) satisfy all funding conditions to the Debt Financing set forth in the definitive documentation with respect to the Debt Financing, (4) cause to be made available to Buyer, on or prior to the first anniversary of the Dexter Closing, the Debt Financing in an aggregate principal amount equal to the principal amount of the Debt Financing, and (5) perform its obligations under the Financing Commitments, including its obligations to agree to changes in the structure, terms and pricing contained in the Financing Commitments (it being understood that such obligations shall not include any obligation to cause any of its Affiliates to increase the amount of their Equity Financing).

                  (c) At Seller's request, 60 Business Days following the satisfaction or waiver of Buyer's conditions in Article VII (other than conditions that, by their nature, are to be satisfied on the Closing Date), Buyer shall be required to fund the Closing Purchase Price by drawing on the "Senior Subordinated Facility" and the "Senior Unsecured Credit Facility"(as such terms are defined in the Debt Financing Commitment Letter).

                  (d) The Qwest Parties shall provide and shall cause their Affiliates to provide, reasonable assistance to Buyer's efforts to obtain the Debt Financing (including, subject to Section 5.10(c), efforts to obtain high yield bond financing as part of the Debt Financing), including facilitating customary due diligence and arranging for senior officers of Seller to meet with prospective lenders in customary presentations or to participate in customary road shows, in each case upon Buyer's request with reasonable prior notice and at Buyer's cost and expense. At Buyer's cost and expense, the Qwest Parties shall, and shall cause their Affiliates to, use commercially reasonable efforts to cause their respective accountants and attorneys to provide customary assistance in such financing. In the event of a registered public offering or an offering in accordance with Rule 144A under the Securities Act of the debt or equity securities of Company or its Affiliates, the Qwest Parties will, upon Buyer's request with reasonable prior notice and at Buyer's cost and expense, use their commercially reasonable efforts to cause KPMG LLP to deliver to Company and its Affiliates and the underwriters in any such offering a letter covering such matters as are reasonably requested by Company or its Affiliates or such underwriters, as the case may be, and as are customarily addressed in accountants' "comfort letters," and to provide their consent to the references to them as experts and the inclusion in any applicable filings of their auditor's reports. Buyer acknowledges that (i) the assistance provided by the Qwest Parties and their Affiliates, officers, employees and representatives are being provided at the request of Buyer, and (ii) none of the Qwest Parties shall have any liability to lenders or prospective lenders in connection with the activities contemplated by this Section 5.10(d). Buyer shall indemnify and hold harmless the Qwest Parties from and against any Losses resulting from any assistance or activities provided pursuant to this Section 5.10. The

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provisions of this Section 5.10(d) (including the indemnity provisions) shall not affect any rights of Buyer under Section 9.1.

                  (e) The Parties agree and acknowledge that up to $217,000,000 of additional equity of Buyer in excess of the amounts committed in the Rodney Equity Financing Commitment Letter may be required under the terms and conditions of the Debt Financing Commitment Letter to consummate the Transactions (such amount as is required, the "ADDITIONAL EQUITY"). Buyer agrees to use commercially reasonable efforts to obtain equity commitments for the Additional Equity (provided that nothing herein shall (i) obligate Buyer or its Affiliates to sell securities on terms less favorable than those terms received by the Persons that have provided the Rodney Equity Financing Commitment Letter,
(ii) obligate Buyer or its Affiliates to conduct a public offering for equity securities, or (iii) obligate Affiliates of Buyer to contribute additional equity other than as provided in the Rodney Equity Financing Commitment Letter). From the date hereof until 30 days after the Dexter Closing Date, Seller shall have the right to commit to provide all or a portion of the Additional Equity on the same terms and conditions as the equity provided for in the Rodney Equity Financing Commitment Letter (and on such other terms as specified in Exhibit R) provided, however, that Seller shall in no event be entitled to own equity securities in an amount greater than the Seller Common Equity Limitation. Such commitment by Seller shall be evidenced by an equity commitment letter containing substantially the same terms and conditions as the Equity Financing Commitment Letter. From and after 30 days after the Dexter Closing Date, Buyer shall be free to enter into a binding commitment with third parties or Affiliates of Buyer for the Additional Equity (or such lesser amount of Additional Equity that remains after giving effect to amounts subscribed for by Seller); provided that Seller shall be offered the right to provide up to twenty-five percent (25%) of such offered Additional Equity on the most favorable terms and conditions on which any equity has been sold to such third parties and provided that Seller shall in no event be entitled to own equity securities in an amount greater than the Seller Common Equity Limitation. From and after a date 30 days preceding the Termination Date, Seller shall have the right to provide the entire amount of any remaining Additional Equity not subscribed for as of such date on the most favorable terms and conditions on which any equity has been sold (such amount committed by Seller during this period being referred to as the "FINAL ADDITIONAL EQUITY COMMITMENT"), whether as Additional Equity or pursuant to the terms of the Rodney Equity Financing Commitment Letter (and on such other terms as specified in Exhibit R); provided that Seller shall in no event be entitled to own equity securities in an amount greater than the Seller Common Equity Limitation. Any Additional Equity subscribed for by Seller in excess of the Seller Common Equity Limitation shall be provided in Permissible Preferred Stock (as defined below). Notwithstanding anything herein to the contrary, Buyer (through Affiliates or third parties) shall up until the Closing Date have the right to provide Additional Equity in such amounts as necessary to prevent or limit the issuance of Permissible Preferred Stock to satisfy the required Additional Equity. If Seller subscribes for Additional Equity pursuant to this Section 5.10(e) ("SELLER ADDITIONAL EQUITY") and Buyer exercises its right pursuant to Section 10.5 to assign its rights and obligations under this Agreement to a wholly-owned subsidiary of Buyer, then (i) such wholly-owned subsidiary will also assume Buyer's obligations to deliver the Seller Additional Equity to Seller, (ii) Buyer shall contribute the Seller Additional Equity to such wholly-owned subsidiary, and
(iii) such wholly-owned subsidiary shall deliver the Seller Additional Equity (and the Closing Purchase Price) to Seller in exchange for the LLC Interests and the cash price for the Seller Additional Equity. Seller shall have the right to assign all or a

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

portion of its rights under this Section 5.10(e) to one or more assignees, including to avoid the Seller Common Equity Limitation issue, but only to the extent that such assignment would not, as reasonably determined by Buyer, cause any asset held directly or indirectly by Buyer to be subject to the anti-churning rules of Code Section 197(f)(9). In addition, at Seller's option, Seller may satisfy its obligation to pay for Additional Equity by accepting such Additional Equity in exchange for a dollar for dollar reduction in the Purchase Price. "SELLER COMMON EQUITY LIMITATION" means an amount of equity securities of Buyer owned, actually or constructively under applicable provisions of the Code, by any Qwest Party (or any Affiliate of a Qwest Party) constituting (i) 19.9% of the voting power or (ii) 19.9% of the value of outstanding equity securities of Buyer (provided however, Permissible Preferred Stock shall not be considered equity securities for this purpose). The purpose of this limitation is to ensure that none of the assets held directly or indirectly by Buyer will be subject to the anti-churning rules of Code Section 197(f)(9). "PERMISSIBLE PREFERRED STOCK" means preferred stock (i) described in Code Section 1563(c)(1)(A) and issued by Buyer or such other entity as is the issuer and (ii) otherwise having the economic terms and conditions set forth on Exhibit V with respect to PIK Preferred Stock issuable in connection with the Seller Notes.

                  5.11 NO NEGOTIATIONS. Qwest shall not, and shall use commercially reasonable efforts to cause its officers, directors, employees and agents not to, initiate, solicit, facilitate or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to, or engage in any negotiations or discussions with, any Person relating to, or provide to any Person confidential or non-public information in connection with, any acquisition, recapitalization, business combination or purchase of all or a material portion of the Rodney Transferred Business, or cooperate or participate with any Person in connection with any of the foregoing activities.

                  5.12 ACTIONS BY MANAGEMENT. Buyer acknowledges that, after the Dexter Closing, both Buyer and Seller will be utilizing the services of management personnel formerly employed solely by Seller in accordance with the terms of the Joint Management Agreement. Accordingly, Buyer (i) shall use its commercially reasonable efforts to cause the management personnel not to take any actions on behalf of the Qwest Parties that would reasonably be expected to result in any representation or warranty set forth in this Agreement, the other Transaction Documents or the Commercial Agreements being inaccurate or would reasonably be expected to result in a breach of any covenant of the Qwest Parties set forth in this Agreement, the other Transaction Documents or the Commercial Agreements or would reasonably be expected to result in the failure to comply with any condition required by this Agreement or the Transaction Documents to be complied with by the Qwest Parties on or before the Closing Date and (ii) acknowledges that it will be deemed to have consented to any actions taken by or omissions of such management personnel following the Dexter Closing (other than actions taken or failures to act at the specific direction of the Qwest Parties) so that any consequences of such actions may not be the basis of any assertion that (x) the Qwest Parties have breached any representation and warranty hereunder or (y) the Qwest Parties have failed to comply with any of their obligations under this Agreement, including under Section 5.2.

                  5.13 ADDITIONAL AGREEMENTS. Between the date hereof and the Closing Date, the parties shall use commercially reasonable efforts to negotiate the terms of a Master Sales Agent Agreement between Qwest Corporation and Company pursuant to which Company will

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perform such services for Qwest Corporation as Seller currently performs under the existing Master Sales Agent Agreement. It is the intent of the parties that such negotiations will be completed so that a Master Sales Agent Agreement will be executed at Closing in conjunction with the execution of the remaining Commercial Agreements, but the execution of the Master Sales Agent Agreement is not a condition to the consummation of the transactions contemplated by this Agreement.

                  5.14 TAX CERTIFICATE. Prior to the Closing Date, Seller shall provide to Buyer a duly executed and completed certificate of nonforeign status pursuant to Section 1445 of the Code.

                  5.15 INDEBTEDNESS. Between the date hereof and the Closing Date, the Qwest Parties (or their respective Affiliates) shall assume, or shall cause Seller to have fully satisfied, any Indebtedness of Company and provide Buyer with documentation, reasonably satisfactory to Buyer, evidencing that neither Buyer nor Company is subject to any liability or obligation with respect to such Indebtedness.

                  5.16     SEPARATION AND OTHER COSTS. As provided in Section
5.18 of the Dexter Purchase Agreement, Buyer shall pay (i) 100% of the Separation Costs and (ii) 100% of the costs related to IP Products required to satisfy the Rodney IP Products Condition and to satisfy the Separation IP Covenant, subject to an aggregate limit on Buyer's liability for clauses (i) and
(ii) of $40 million ("BUYER'S SEPARATION COST LIMIT"), and Seller shall be responsible for all amounts incurred in excess of Buyer's Separation Cost Limit (plus all amounts incurred to satisfy the Dexter IP Products Condition as provided in the Dexter Purchase Agreement).

                  5.17 WORKING CAPITAL. Following the date hereof, the parties will in good faith determine the historic Working Capital for the Rodney Transferred Business as of the end of each month beginning with September 30, 2001 and ending with December 31, 2002. If the parties are unable to reach agreement with respect to the determination of Working Capital for any such month within 30 days from the date hereof, the items of disagreement alone will be promptly referred for final determination to the Independent Accountants, which determination shall be binding on both parties. The fees and disbursements of the Independent Accountants will be borne by the party that is not the party whose final submission to the Independent Accountants is closest to the final determination made by the Independent Accountants.

                  5.18 THIRD PARTY INTELLECTUAL PROPERTY. Prior to the Closing Date, Seller shall comply in all material respects with the arrangements contemplated by Section 5.18 of the Dexter Purchase Agreement.

                  5.19 B&C SYSTEMS TRANSITION PLAN. Each of the Qwest Parties agrees to use their respective commercially reasonable efforts to: (i) following the Dexter Closing Date and commencing upon the mutual agreement of the Parties (but in no event less than four months prior to the expected Closing
Date), establish, in consultation with Buyer and its representatives, a detailed systems implementation plan based on the outline plan attached as Exhibit U (as such outline plan may be changed, updated and supplemented, the "B&C SYSTEMS TRANSITION PLAN") that provides for the accelerated transition of Company's billing and collection services which are performed by Qwest Corporation under the Billing and Collection Agreement to be migrated

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to Company, which plan shall (x) set forth, in reasonable detail, the reasonable system milestones to be completed by Qwest Corporation and Company in respect of such transitioning, (y) establish the budget for the implementation of such plan and (z) provide for full completion of such transitioning by no later than the expected Closing Date; (ii) in accordance with the B&C Systems Transition Plan, cause Qwest Corporation and (prior to Closing) Company to carry out and perform the various systems implementation actions contemplated by such plan; and (iii) following implementation of the systems modifications contemplated by the B&C Systems Transition Plan, cause Qwest Corporation and (prior to Closing) Company to properly maintain such modified systems so as to permit the accelerated transitioning of Company's billing and collection services at any time upon Company's directions in accordance with the Billing and Collections Agreement. Each of the Qwest Parties shall, and Seller shall cause Qwest Corporation and/or (prior to Closing) Company to, permit Buyer and its representatives (including financing sources and consultants) to have reasonable access to the appropriate systems personnel of, and such systems documentation and other material of, Qwest Corporation and/or (prior to Closing) Company to enable Buyer and its representatives (including financing sources and consultants) to review and establish, to their reasonable satisfaction, the adequacy and proper maintenance of the B&C Systems Transition Plan. For clarification purposes, following Closing, the Qwest Parties will no longer be responsible for Company's actions, and Buyer will cause Company to cooperate and perform in accordance with the B&C Systems Transition Plan. Buyer agrees that it shall be obligated to pay all of Qwest Corporation's and Company's reasonable costs and expenses incurred in connection with the implementation and maintenance of the B&C Systems Transition Plan (provided that it is agreed and understood by the parties that such amount is estimated to equal no more than $6.5 million).

                                   ARTICLE VI
                         ADDITIONAL CONTINUING COVENANTS

                  6.1      TAX MATTERS.

                  (a)      Liability for Taxes.

                           (i)      Buyer shall indemnify, defend and hold each
Qwest Party harmless from and against any and all Taxes due in respect of Company and the Rodney Transferred Business for any taxable period (or portion thereof) beginning after the Closing Date, it being understood that any such indemnity payment made hereunder shall be adjusted as set forth in Section 9.3(f). Seller shall prepare, and permit Buyer to audit, such analyses as are reasonably requested by Buyer to support any claim for indemnification under this Section 6.1(a)(i).

                           (ii)     The Qwest Parties shall indemnify, defend
and hold harmless Buyer, Company and their respective Affiliates from and against (x) any and all Taxes imposed on Company or due in connection with the Rodney Transferred Business for any taxable period (or portion thereof) ending on or before the Closing Date, other than for those transactions occurring on the Closing Date, but after the Closing, that are not in the ordinary course of business (a "PRE-CLOSING TAX PERIOD"), (y) any and all Taxes of any Person arising from or attributable to a Pre-Closing Tax Period that are imposed on Buyer or any of its Affiliates, Company or the Rodney Transferred Business under Treasury Regulation Section 1.1502-6 (or any similar provision under state, local or foreign law) as a transferee or successor, pursuant to a

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Tax sharing agreement, Tax indemnification agreement or similar contract, and
(z) any loss arising from any breach of a representation contained in Section 3.9, it being understood that any such indemnity payment made hereunder shall be adjusted as set forth in Section 9.3(f). Buyer shall prepare, and permit Seller to audit, such analyses as are reasonably requested by Seller to support any claim for indemnification under this Section 6.1(a)(ii).

                           (iii)    No Limitation. The indemnities set out in
this Section 6.1(a) shall not be subject to any limitation contained in Section 9.4.

                  (b) Refunds. Any refunds or credits of Taxes with respect to Company or the Rodney Transferred Business for any Pre-Closing Tax Period shall be for the account of Seller except to the extent such refund arises as a carryback of a loss or other Tax benefit from a period beginning after the Closing Date. Any refunds or credits of Taxes with respect to Company or the Rodney Transferred Business not described in the preceding sentence shall be for the account of Buyer and/or its Affiliates. The relevant party shall forward to the other party any such refund or credit amount within ten Business Days of receipt of such refund. Notwithstanding the foregoing, the control of the prosecution of a claim for refund or credit for Taxes paid pursuant to a deficiency assessed subsequent to the Closing Date as the result of an audit shall be governed by the provisions of Section 6.1(e)(i) below.

                  (c)      Tax Returns.

                           (i)      Seller shall file or cause to be filed with
the appropriate Governmental Entities having jurisdiction (A) all Tax Returns to be filed by Company prior to the Closing Date and (B) all income Tax Returns in which Seller (or an Affiliate of Seller other than Company) includes the taxable income of Company, including the applicable consolidated federal income Tax Return in which the income of Company is included and in any consolidated or combined income Tax Return filed by Seller or any of its Affiliates (other than Company) thereof in which such income can be included under applicable law, consistent with past custom and practice. The parties agree that, to the extent permitted by Law, income and operation of Company and the Rodney Transferred Business, in each case, for the Closing Date (other than those transaction occurring on the Closing Date, but after the Closing, that are not in the ordinary course of business) shall be included on Seller's Tax Returns.

                           (ii)     Buyer shall file or cause to be filed with
the appropriate Governmental Entities having jurisdiction all Tax Returns of Company that are required to be filed after the Closing Date (other than income Tax Returns described in Section 6.1(c)(i)(B) above). With respect to Tax Returns to be filed by Buyer for any periods for which Seller has any liability for the Taxes due (including pursuant to its indemnity obligations hereunder), such Tax Returns will be properly and timely filed by Buyer and will be correct, accurate and complete in all material respects, and Buyer shall furnish a completed copy of such Tax Returns to Seller for Seller's prior written consent (not to be unreasonably withheld) not later than 10 Business Days before the due date for filing such returns (including extensions thereof).

                  (d) Proration of Taxes. Real and personal property taxes, ad valorem taxes, and franchise fees or taxes (that are imposed on a periodic basis (as opposed to a net income basis)) (collectively, "PERIODIC TAXES") shall be prorated between Seller and Buyer for any

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taxable period that includes but does not end on the Closing Date (all such periods of time being hereinafter called "PRORATION PERIODS"). Periodic Taxes attributable to Proration Periods shall be prorated between Buyer and Seller based on the relative periods the Contributed Assets were owned by each respective party during the fiscal period of the taxing jurisdiction for which such taxes were imposed by such jurisdiction (as such fiscal period is or may be reflected on the bill rendered by such taxing jurisdiction). On the Closing Date, Buyer and Seller shall pay or be reimbursed, on this prorated basis, for Periodic Taxes that have been paid before the Closing Date. On the Closing Date, Buyer and Seller shall also be reimbursed, on this prorated basis, for Periodic Taxes that are to be paid after the Closing Date. The reimbursement of Periodic Taxes that are to be paid on or after the Closing Date shall be based on a reasonable estimate of the amount of such Periodic Taxes to be paid (based on past experience). To the extent that Buyer or Seller are not reimbursed on the Closing Date for Periodic Taxes that are paid after the Closing Date, or, in the event the estimated amount of the preceding sentence proves to have been inaccurate, Buyer or Seller shall promptly forward an invoice to the other party for its reimbursable pro rata share, if any. If the other party does not pay the invoice within 30 calendar days of receipt, the amount of such payment shall bear interest at the rate of 8% per annum. With respect to Taxes other than Periodic Taxes, in the case that the Closing Date is not the end of the taxable period under applicable law, such Taxes for the Pre-Closing Tax Periods shall be determined as if the Closing Date were the end of a short taxable period and income or loss for such period shall be determined on the basis of closing of the books as of the close of business on the Closing Date (other than for those transactions occurring on the Closing Date, but after the Closing, that are not in the ordinary course of business).

                  (e)      Contests and Cooperation.

                           (i) Upon receipt by Buyer of notice of any pending or threatened federal, state, local or foreign tax audits, claims for Taxes or assessments, or any other claim or examination with respect to a Tax liability of Company for which it could be reasonably be expected that Seller would be required to indemnify Buyer under
         Section 6.1(a)(ii) above, Buyer shall promptly notify Seller of such audit, claim or examination (unless Seller previously was notified directly by the relevant tax authority). If Seller so requests and at Seller's expense, Buyer shall contest or cause the relevant entity (Company or any successor) to contest such claim on audit or by appropriate claim for refund or credit of Taxes or in a related administrative or judicial proceeding which Seller in its sole and absolute discretion, chooses to direct such entity to pursue, and shall permit Seller, at its expense, to control the prosecution and settlement of any such audit or refund claim or related administrative or judicial proceeding with respect to those matters which could affect the Tax liability of Seller, including any liability hereunder, or their right to payment; and, where deemed necessary by Seller, Buyer shall cause the relevant entity to authorize by appropriate powers of attorney such Persons as Seller shall designate to represent such entity with respect to such audit or refund claim or related administrative or judicial proceeding and to settle or otherwise resolve any such proceeding; provided that no such proceeding shall be settled or resolved without the prior written consent of Buyer, which consent shall not be unreasonably withheld. Buyer shall further execute and deliver, or cause to be executed and delivered, to Seller or its designee all instruments and documents reasonably requested by Seller to implement the provisions of this Section 6.1(e)(i). Buyer will at all times have the right to participate

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         fully in any defense (or prosecution) of any such claim. In no event shall Buyer agree to the compromise or settlement of any Tax claims for which Seller is liable (including pursuant to its indemnity obligations hereunder) without the prior written consent of Seller (such consent not to be unreasonably withheld). Any refund of Taxes obtained by Buyer or the affected entity to which Seller is entitled under Section 6.1(b), or which is a refund of Taxes paid by Seller, shall be paid to Seller within ten Business Days of receipt of such refund.

                           (ii) Subject to the provisions of Section 10.9 and the Confidentiality Agreement, from and after the Closing Date, Buyer shall deliver to Qwest or its designee (including for purposes of this sentence any tax advisors to Qwest), as soon as practicable after Qwest's request, such information and data that are reasonably available concerning the pre-Closing Date operations of Company and make available such knowledgeable employees of Buyer and Company as Qwest may reasonably request (including employees having special or relevant knowledge or information pertaining to particular Tax items), including providing the full and complete information and data required by Qwest's customary Tax and accounting questionnaires to the extent reasonably available, in order to enable Qwest fully to complete and file all Tax Returns that it may be required to file with respect to Company through the Closing Date, to respond to and contest audits by any taxing authorities with respect to any and all Taxes for which it has an indemnity obligation hereunder, to prosecute any claim for refund or credit to which Qwest or Seller is or may be entitled hereunder and to otherwise enable Qwest fully to satisfy its accounting and Tax requirements. Subject to the provisions of Section 10.9 and the Confidentiality Agreement, from and after the Closing Date, Qwest shall deliver to Buyer or its designee (including for purposes of this sentence, Buyer's tax advisors), as soon as practicable after Buyer's request, such information and data that are reasonably available concerning Taxes of Company and make available such knowledgeable employees of Qwest as Buyer may reasonably request (including employees having special or relevant knowledge or information pertaining to particular Tax items), including providing the full and complete information and data required by Buyer's customary Tax and accounting questionnaires to the extent reasonably available in order to enable Buyer to complete and file all Tax Returns that it may be required to file with respect to Buyer or Company, after the Closing Date, to respond to and contest audits by any taxing authorities with respect to any and all Taxes for which Buyer may be liable, to prosecute any claim for refund or credit to which Buyer or Company is or may be entitled and to otherwise enable Buyer and Company to fully satisfy their accounting and Tax requirements.

                  (f) Transfer Taxes. Notwithstanding anything herein to the contrary, Buyer and Seller shall each be responsible for one-half of all sales, use, gross receipts, registration, business and occupation, transfer, stamp duty, securities transactions, real estate, and similar Taxes and notarial fees assessed or payable in connection with the transfer of the LLC Interests or other transactions contemplated hereby (including the Contribution), regardless of whether such Taxes become due or payable on or after the Closing Date, and regardless of whether a taxing authority seeks to collect such Taxes from Seller or Buyer, as well as any interest, penalties and additions to Taxes related to such Taxes. The party primarily responsible for remitting any such Taxes shall be responsible for filing all Tax Returns related to such Taxes.

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The party responsible for filing such Tax Returns (the "FILING PARTY") shall provide such Tax Returns to the other party not less than 10 days prior to the due date of such Tax Returns. The other party shall pay the Filing Party one-half of all Taxes shown to be due on each Tax Return not less than 5 days prior to the due date of such Tax Return.

                  (g) Tax Sharing Agreements, Etc. All Tax sharing agreements, policies, arrangements and practices between Seller or an Affiliate of Seller, on the one hand, and Company or their respective Subsidiaries, on the other hand, shall be terminated as of the Closing Date and, from and after the Closing Date, none of Company or its Subsidiaries shall be obligated to make any payment to Seller or any Affiliate of Seller, any taxing authority or any other Person pursuant to any such agreement or arrangement for any past or future period.

                  (h) Coordination With Article IX. To the extent that the provisions of Article IX are inconsistent with or conflict with the provisions of this Section 6.1, the provisions of this Section 6.1 shall control.

                  6.2      TAX TREATMENT AND PURCHASE PRICE ALLOCATION.

                  (a) Tax Treatment. Seller shall report the sale of the LLC Interests, and Buyer shall report the purchase of the LLC Interests, as a sale and purchase of assets for federal income tax purposes. Seller shall treat Company as a disregarded entity for federal income tax purposes, and, to the maximum extent permitted by Law, for all other Tax purposes (other than those Taxes addressed in Section 6.1(f)), for all Pre-Closing Tax Periods.

                  (b) Purchase Price Allocation. Within 60 days after the date hereof, Buyer shall provide to Seller a draft Purchase Price allocation intended to comply with the requirements of Section 1060 of the Code (and which shall include allocations for the Noncompetition Agreement and any other agreements described in line 6 of Internal Revenue Service Form 8594) (the "PURCHASE PRICE ALLOCATION") for Seller's consent, not to be unreasonably withheld. If Seller does not consent to the draft Purchase Price Allocation, Seller shall propose to Buyer any changes in the draft Purchase Price Allocation within 60 days of the receipt thereof. In the event that no such changes are proposed in writing to Buyer within such time, Seller shall be deemed to have agreed to the Purchase Price Allocation. If any such changes are proposed, Buyer and Seller shall negotiate in good faith and shall use their best efforts to agree upon the Purchase Price Allocation. In the event that Buyer and Seller are unable to reach an agreement within 180 days of the Closing Date, then the disputed items shall be resolved within the next 30 days by an independent accounting firm, or a nationally recognized valuation firm, in each case, that is mutually acceptable to both parties and whose fees shall be borne equally by Buyer and Seller. Such determination by the accounting or valuation firm shall be binding on the parties and shall be based solely upon written submissions by Buyer and Seller, and not upon any independent investigation by the accounting or valuation firm. If the parties have not reached an agreement with respect to the Purchase Price Allocation and the accounting or valuation firm has not reached a determination with respect to the disputed items by the latest date (taking into account all permissible extensions) on which one of the parties to this Agreement is required to file a Tax Return for which the Purchase Price Allocation is needed or relevant, such party shall be entitled to file such Tax Return and take any reasonable position with respect to the allocation of the purchase price; provided however, that upon final agreement regarding the Purchase Price

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Allocation, such party shall, if necessary to be consistent with the final agreed-upon Purchase Price Allocation, file an amended Tax Return (or make a hold-for-audit adjustment to the Tax Return) to reflect the final Purchase Price Allocation.

                  (c) Except as otherwise required by a Governmental Entity or a taxing authority pursuant to a "determination" as defined in Section 1313(a) of the Code (or any comparable provision of state, local or foreign law) or the execution of an IRS Form 870-AD, Seller and Buyer agree to report the transactions contemplated by this Agreement in the manner specified in subsections (a) and (b) hereof and agree not to take any position on any Tax Return inconsistent therewith, to prepare and file all Tax Returns and reports relating to the purchase and sale contemplated by this Agreement, including all federal, state and local Tax Returns, in a manner which is consistent with such characterization and the Purchase Price Allocation and to conduct any audit, Tax proceeding or Tax litigation relating thereto in a manner entirely consistent with such characterization and the Purchase Price Allocation.

                  6.3 MAINTAIN RECORDS. Until the later of (i) 5 years after the Closing Date or (ii) the expiration of the applicable statute of limitations for the Tax Return in question, Qwest and Buyer will maintain (or cause to be maintained) all Tax records, working papers, and other supporting financial records and documents relating to the Tax Returns filed by, on behalf of, or relating to Company or the Rodney Transferred Business or to any Taxes for the last closed year and for all open years of Company (including the taxable year in which the Closing Date occurs). All such documents that relate primarily to Company or the Rodney Transferred Business will be delivered to and maintained by Buyer during the period set forth above, and Buyer will make the same available to Seller or its Representatives at reasonable times for inspection and copying. All such remaining documents will be retained by Seller during the period set forth above, and Seller will make the same available to Buyer or its Representatives at reasonable times, for inspection and copying. At the end of the period set forth above, Qwest or Buyer, as the case may be, may dispose of such documents, provided that notice of such disposition must be given to the other parties at least 60 days in advance of such disposition. Upon receipt of such notice, Qwest or Buyer, as the case may be, may request, at the requesting party's expense, that such documents be delivered to them instead of disposing of such documents.

                  6.4 COOPERATION. After the Closing Date, upon Seller's request (at Seller's expense) and without necessity of subpoena, Buyer will cause Company and its representatives and counsel to cooperate fully with Seller and its representatives and counsel for purposes of permitting Seller to address and respond to any matters involving Seller that arise as a result of Seller's prior ownership of Company and the Rodney Transferred Business, whether or not related to this Agreement, including claims made by or against Seller or any of its Affiliates, whether involving any Governmental Entity or third party. After the Closing Date, upon Buyer's request (at Buyer's expense) and without necessity of subpoena, the Qwest Parties will cause their Affiliates and their representatives and counsel to cooperate fully with Buyer and its representatives and counsel for purposes of permitting Buyer to address and respond to any matters involving Buyer that arise as a result of Seller's prior ownership of Company and the Rodney Transferred Business, whether or not related to this Agreement, whether involving any Governmental Entity or third party. Such cooperation shall include (a) reasonable access during normal business hours and upon reasonable notice to the other party's officers, directors, employees, auditors, counsel, representatives, properties, books, records and operating

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instructions and procedures and (b) the right to make and retain copies of all pertinent documents and records relating to any such matters. The parties obligations under this Section 6.4 are in addition to the parties' other obligations to cooperate with each other contained in this Agreement, including the parties' obligations under Section 6.1(e).

                  6.5      BUYER'S EMPLOYEE-RELATED OBLIGATIONS.

                  (a) Effective as of the Closing. Buyer shall offer employment (which shall include Buyer's compliance with Buyer's covenants in this Section 6.5) to Employees identified as allocated to Rodney on Section 5.22 of Seller's Disclosure Schedule to the Dexter Purchase Agreement ("PROSPECTIVE TRANSFERRED EMPLOYEES") who on the Closing Date are actively at work in the Rodney Transferred Business. Within at least ten (10) Business Days before the anticipated Closing Date, Seller will deliver to Company a list of Prospective Transferred Employees (including information relating to such Prospective Transferred Employees' salary and benefits) (the "PROSPECTIVE TRANSFERRED EMPLOYEES LIST"). For purposes of this Agreement, any Employee who is not scheduled to work on the Closing Date due to a short-term absence (e.g. vacation, holiday, scheduled time off, illness or injury of shorter duration than would provide for coverage under an applicable Seller Benefit Plan providing disability benefits, jury duty, bereavement leave) in compliance with the applicable policies of Seller, Company or any of their Affiliates, or who is on a paid leave of absence, shall be deemed to be "actively at work." With respect to each Employee identified on the Prospective Transferred Employees List who is not "actively at work" on the Closing Date and is on an unpaid leave of absence with a right to reinstatement under a CBA, a Seller Benefit Plan, a written policy of Seller, Company or any of their Affiliates in effect on the Closing Date, or applicable Law (e.g. the Family and Medical Leave Act or comparable state law, military leave), Buyer shall offer employment (which shall include Buyer's compliance with Buyer's covenants in this Section 6.5) to each Employee as of the date on which such Employee presents himself or herself to Buyer for active employment following the Closing Date. Each Employee who is actively at work as of the Closing Date and who accepts employment by Buyer, or who following a leave of absence described in the preceding sentence returns to active employment with Buyer after the Closing Date, is referred to herein as a "TRANSFERRED EMPLOYEE."

                  (b) Compensation and Benefits. Subject to any applicable CBA requirements, Buyer shall cause each Transferred Employee to receive compensation (including base salary, wages and commission or bonus opportunities) for not less than twelve (12) months after the Closing Date that is no less favorable than the compensation provided to such Transferred Employee immediately prior to the Closing Date. Subject to any applicable CBA requirements, Buyer shall take such actions as are required to cause each Transferred Employee to be provided, as of and for not less than twelve (12) months after the Closing Date, benefits under Buyer's or its Affiliates' employee benefit plans, programs, policies and arrangements that are substantially comparable in the aggregate to the benefits provided to such Transferred Employee under the Seller Benefit Plans immediately prior to the Closing Date. Nothing in this Agreement will be deemed a guarantee of employment for any specified period and, except as expressly provided in this Section 6.5, nothing herein will confer upon any employee or other Person any right to employment or any right under any specific benefit plan, program, policy or arrangement. Without limiting the foregoing, Buyer and its Affiliates will cooperate with Seller and its Affiliates and take all such actions as are required to enable the Transferred Employees to make

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a direct rollover into Buyer's tax-qualified defined contribution plan(s) of the amounts distributed to such Transferred Employees from the tax-qualified savings, 401(k) or defined contribution Pension Plans in which such Transferred Employees participated prior to the Closing. The Transferred Employees will be credited for eligibility, vesting and all other purposes under the benefit plans, programs, policies and arrangements of Buyer and its Affiliates, and for all other employment-related purposes with Buyer and its Affiliates, for their service to Seller or its Affiliates prior to the Closing Date to the same extent such service was credited under the comparable Seller Benefit Plans and employment policies of Seller and its Affiliates; provided, however, that Transferred Employees need not be credited with pre-Closing service for purposes of benefit accruals under any defined benefit plan except to the extent described in Section 6.5(c) of this Agreement. Buyer and its Affiliates shall give each Transferred Employee full credit for accrued vacation. Buyer and its Affiliates shall waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any welfare plan that the Transferred Employees participate in after the Closing Date. Buyer and its Affiliates shall, and shall cause the employee benefit plans of Buyer and its Affiliates to, provide each Transferred Employee with credit for any co-payments and deductibles paid under any Welfare Plan during the calendar year in which the Closing Date occurs in satisfying any applicable deductible requirements or out-of-pocket limitations for such calendar year under any comparable welfare plan of Buyer and its Affiliates that such Transferred Employee participates in after the Closing Date to the same extent as if those deductibles or co-payments had been paid under the welfare plans in which such Transferred Employee participates after the Closing Date.

                  (c)      Buyer Pension Plan.

                           (i) No later than the Closing Date, Buyer shall establish or maintain, or shall cause one of its Affiliates to establish or maintain, a defined benefit pension plan (the "BUYER PENSION PLAN") that, subject to this Section 6.5(c), (A) for a period of not less than twelve (12) months following the Closing Date, provides benefits to each non-union Transferred Employee that are no less favorable in the aggregate than those provided by the Qwest Pension Plan based on terms of the Qwest Pension Plan applicable to such Transferred Employee as of the Closing Date, and (B) for a period provided by the applicable CBA, provides benefits for each union-represented Transferred Employee that are substantially identical to those provided by the Qwest Pension Plan based on terms of the Qwest Pension Plan applicable to such Transferred Employee as of the Closing Date. The Buyer Pension Plan shall be established and/or maintained for the benefit of each Transferred Employee (collectively, the "DEX PENSION PARTICIPANTS") who participated or had accrued benefits in the Qwest Pension Plan immediately prior to the Closing Date, and shall be (or remain) qualified under Section 401(a) of the Code, and the trust which is a part of the Buyer Pension Plan shall be exempt from tax under Section 501(a) of the Code. Each Dex Pension Participant who is a participant in the Qwest Pension Plan as of the Closing Date shall become a participant in the Buyer Pension Plan as of the Closing Date. The Buyer Pension Plan and the trust which is a part of such plan (and any successor to such plan and/or trust) shall provide (I) that with respect to assets transferred to the Buyer Pension Plan from the Qwest Pension Plan, such assets shall be held by the trust which is a part of the Buyer Pension Plan for the exclusive benefit of the participants in such plan, (II) that the accrued benefits as of the

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         Closing Date of each Dex Pension Participant may not be decreased by amendment or otherwise, (III) that each Dex Pension Participant shall have the right to receive his or her benefit accrued through the Closing Date under the Qwest Pension Plan in any optional form available to such Dex Pension Participant with respect to such benefit provided under the Qwest Pension Plan, (IV) that during the periods set forth in the first sentence of this paragraph, each Transferred Employee shall accrue benefits thereunder pursuant to benefit formulas that satisfy such sentence, and (V) that each Dex Pension Participant shall be credited for service with Qwest and its Affiliates (or U S WEST, if applicable) for eligibility, vesting, early retirement, and, contingent upon the transfer of assets set forth below, benefit accrual and compensation earned with Qwest and its Affiliates (or U S WEST, if applicable) to the extent such service was credited under the Qwest Pension Plan. In addition to the foregoing, subject to the transfer of pension assets described in this Section 6.5(c), upon termination of employment with Buyer and its Affiliates, each Transferred Employee's accrued benefit under the Buyer Pension Plan shall be not less than the sum of (x) the benefit accrued based on service with Qwest and its Affiliates (or U S WEST, if applicable) through the Closing Date, determined on the basis of the benefit formula, rights and features of the Qwest Pension Plan as in effect on the Closing Date, but using such Transferred Employee's final years of compensation with Buyer or its Affiliates for this purpose (except to the extent that the Qwest Pension Plan provides, at the time of the Closing Date, that compensation has already been frozen for the Transferred Employee under the applicable formula), plus (y) the benefit accrued based on service following the Closing Date, determined on the basis of the benefit formula, rights and features of the Buyer Pension Plan as in effect from time to time; provided, however, that clauses (x) and (y) shall not restrict Buyer's right to amend or terminate the Buyer Pension Plan subsequent to expiration of the applicable periods set forth in the first sentence of this paragraph so long as accrued benefits as of the effective date of the amendment are not reduced.

                           (ii) As soon as practicable following the Closing Date, Seller shall cause its actuary to calculate the Accrued Liability (as defined in Section 6.5(c)(iv)) of the Dex Pension Participants as of the Closing Date. Seller shall cause to be transferred to a trust established by Buyer as part of the Buyer Pension Plan a combination of cash and readily tradable assets (as mutually agreed by Seller and Buyer) equal to the Accrued Liability for all Dex Pension Participants, determined as of the Closing Date pursuant to Section 6.5(c)(iv). For this purpose, the value of the assets shall be determined based on the audited reports of the trustee of the Qwest Pension Plan. The amount finally determined in accordance with the foregoing to be transferred from the Qwest Pension Plan to the Buyer Pension Plan shall be adjusted to take into account the actual investment return of the Qwest Pension Plan from the Closing Date until the date of the asset transfer (provided, that the investment return for the month in which the transfer occurs shall be deemed to be the average monthly rate on the Mellon Trust Short Term Interest Fund (STIF) in which the Qwest Pension Plan holds certain temporary cash funds from time to time), and shall be decreased by any benefit payment made to or with respect to the Dex Pension Participants under the Qwest Pension Plan during such period; it being understood that any benefits payable to a Dex Pension Participant who retires or terminates employment with Buyer and its Affiliates after the Closing Date and prior to

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         the date of the asset transfer described herein and who is eligible to receive a distribution at such time shall be paid from the Qwest Pension Plan until the date of the transfer.

                           (iii) The transfer of assets from the Qwest Pension Plan to the Buyer Pension Plan shall be made as soon as practicable, but not later than 270 days after the Closing Date, following the determination pursuant to Section 6.5(c)(iv) of the applicable amount to be transferred in accordance with Section 6.5(c)(iv). Notwithstanding the foregoing, no transfer shall be made until such time as Seller has been provided evidence reasonably satisfactory to Seller that (A) Buyer has established a trust as part of the Buyer Pension Plan, (B) that the Buyer Pension Plan satisfies the requirements for a qualified plan under Section 401(a) of the Code and that such trust is exempt from tax under Section 501(a) of the Code, and (C) Buyer has provided documentation regarding the tax-qualification of the Buyer Pension Plan; such documentation consisting of either (I) a favorable determination from the IRS, (II) a filed request for a determination that the Buyer Pension Plan is qualified under Section 401(a) of the Code and a written commitment from Buyer that it will make all amendments requested by the IRS to obtain a favorable determination letter, or (III) an opinion of counsel, reasonably acceptable to Seller, that the Buyer Pension Plan is qualified under Section 401(a) of the Code. Unless Seller and Buyer agree otherwise, all transfers shall occur on the last business day of a month. Seller's actuary shall be responsible for the required actuarial certification under Section 414(l) of the Code. Upon the transfer of assets described herein, Buyer and the Buyer's Pension Plan shall assume all liabilities and obligations of Seller and its Affiliates and the Qwest Pension Plan with respect to the Dex Pension Participants under or in connection with the Qwest Pension Plan, and Buyer shall become responsible for all benefits due under the Qwest Pension Plan with respect to each Dex Pension Participant as of the Closing Date (except for liabilities for such benefits as have been paid by the Qwest Pension Plan after the Closing Date and before the date of the asset transfer in accordance with the last sentence of
         Section 6.5(c)(ii)); for this purpose, liabilities shall include all accrued benefits within the meaning of Section 411(d)(6) of the Code, all ancillary benefits (such as the death benefits set forth in Article VII of the Qwest Pension Plan and disability benefits set forth in Appendix J thereof) and any other benefits, including enhanced retirement pension benefits under Appendix R or additional defined lump sum benefits under Appendix S of the Qwest Pension Plan.

                           (iv) The term "ACCRUED LIABILITY" shall mean the amount calculated in accordance with the actuarial assumptions and methods used by the Qwest Pension Plan as of the date hereof to calculate the "current liability" under Section 412(l)(9)(C) of the Code, as set forth in Section 6.5(c) of Seller's Disclosure Schedule, but using a discount rate equal to the discount rate that would be used by the Qwest Pension Plan as of the date hereof to compute a lump sum distribution from the Plan consistent with Section 417(e)(3) of the Code, and the amount expressly called for to be transferred pursuant to this Section 6.5(c) shall be adjusted to the extent necessary for the required approval of any Governmental Entity (including the IRS and the PBGC) and to satisfy Section 414(1) of the Code as well as Section 4044 of ERISA. The Accrued Liability shall be agreed upon by an enrolled actuary designated by Seller and an enrolled actuary designated by Buyer each of whom shall be provided with information reasonably necessary to calculate the Accrued Liability in all material respects and to verify that such calculation

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

         has been performed in a manner consistent with accepted actuarial practices and the terms of this Agreement. If there is a good faith dispute between Seller's actuary and Buyer's actuary as to the amount to be transferred to the Buyer's Pension Plan under this Agreement and such dispute remains unresolved for 14 days, the chief financial officers of Seller and Buyer shall endeavor to resolve the dispute. If such dispute remains unresolved for 30 days, Seller and Buyer shall select and appoint a third actuary who is mutually satisfactory to both Seller and Buyer. The reasoned written decision of such third party actuary shall be rendered within 30 days and shall be conclusive as to any dispute for which such actuary was appointed. The cost of such third party actuary shall be divided equally between Seller and Buyer. Each of Seller and Buyer shall be responsible for the cost of its own actuary.

                           (v) Buyer shall use its best efforts to qualify the Buyer Pension Plan under Section 401(a) of the Code. Buyer and Seller shall reasonably cooperate to make any and all filings and submissions to the appropriate Governmental Entities required or appropriate to be made by Buyer or Seller in order to effectuate the provisions of this Section 6.5(c), including (A) IRS Form 5310-A in respect of the transfers of assets, and (B) if the transactions contemplated by this Agreement constitute a "reportable event," as that term is defined in Section 4043 of ERISA, as to which notices would be required to be filed with the PBGC, timely notification to the PBGC and the submission of all reports required in connection therewith.

                  (d) Retiree Welfare Benefits. Effective as of the Closing Date, Buyer shall cause each Transferred Employee and his or her spouse and dependents to be provided retiree medical, health and life benefits upon his or her retirement from Buyer or its Affiliates after meeting applicable eligibility conditions. With respect to each such union-represented Transferred Employee, the retiree medical, health and life benefits and eligibility conditions shall be substantially identical to the benefits and eligibility conditions required under the applicable CBA and the Seller Benefit Plans immediately prior to the Closing Date, and shall be provided for the period required under such CBA. With respect to each other Transferred Employee, the retiree medical, health and life benefits and eligibility conditions shall be substantially comparable to those provided by Seller or its Affiliates under the Seller Benefit Plans immediately prior to the Closing Date; Buyer shall cause these retiree welfare benefits to be maintained for the duration prescribed by the applicable Seller Benefit Plan as in effect immediately prior to the Closing Date; provided, however, that after December 31, 2003, Buyer and its Affiliates may change or modify these retiree medical, health and life benefits to the extent permitted by applicable Law.

                  (e) COBRA. Seller will be responsible for making continuation coverage under Section 4980B of the Code and Sections 601-608 of ERISA ("COBRA") available to any Employee and any eligible spouse or dependent of an Employee who experiences a "qualifying event," as defined in Code Section 4980B(f)(3), on or before the Closing. Buyer will be responsible for making continuation coverage under COBRA available to any Transferred Employee and any eligible spouse or dependent of a Transferred Employee who experiences a "qualifying event," as defined in Code Section 4980B(f)(3), after the Closing.

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                  (f)      Nonqualified Plans. Buyer shall assume all
liabilities and obligations of Seller and its Affiliates with respect to each Transferred Employee under or in connection with the Seller Benefit Plans that are excess benefit plans or nonqualified defined benefit pension plans. Seller shall retain all liabilities and obligations with respect to the Transferred Employees under or in connection with any Seller Benefit Plan that is a nonqualified defined contribution benefit plan.

                  (g) Third-Party Limitations. Nothing expressed or implied in this Section 6.5 shall confer upon any current or former Employee, any Transferred Employee, any spouse or dependent or legal representative of an Employee or Transferred Employee, or any labor union or bargaining representative, any rights or remedies, including any right to employment or continued employment for any specified period, or any benefits other than under the express terms of an applicable employee benefit plan.

                  6.6 TERMINATION FEE. If (i) either (x) Seller terminates this Agreement, other than pursuant to Sections 8.1(d) (unless Seller caused the event to occur or condition to exist that resulted in the ability to terminate under such section), 8.1(f) or 8.1(g) (solely as a result of the condition in
Section 7.2(j) not having satisfied), or (y) Buyer terminates this Agreement pursuant to Sections 8.1(e) or 8.1(g) (unless the condition set forth in Section 7.2(j) has not been satisfied) at a time when Buyer is not otherwise in breach of this Agreement, (ii) prior to any such termination, Buyer shall have received commitments for the Additional Equity (other than as a result of the Seller making a Final Additional Equity Commitment), and (iii) within 12 months thereafter, Seller has entered into definitive documentation to consummate a Third Party Acquisition and such Third Party Acquisition is consummated substantially in accordance with the terms of such definitive documentation, then Seller shall pay to Buyer, within five Business Days following the consummation of such Third Party Acquisition, a cash termination fee of 50% of the amount, if any, by which the fair value of the purchase price received by Qwest in connection with the Third Party Acquisition exceeds the Base Purchase Price hereunder.

                  6.7 LIQUIDATED DAMAGES. The parties acknowledge and agree that Buyer would not have entered into this Agreement if the Qwest Parties and Qwest Corporation had not simultaneously agreed to be bound by the Publishing Agreement and the Noncompetition Agreement. Therefore, an event giving rise to the payment of Publisher Liquidated Damages or Service Area Default Liquidated Damages (as such terms are defined in the Publishing Agreement and the Noncompetition Agreement) will be deemed to constitute a material breach of this Agreement (with solely the remedies provided in the Publishing Agreement and Noncompetition Agreement), and the parties intend that any payment of Publisher Liquidated Damages or Service Area Default Liquidated Damages for breach of either of such agreements shall be treated as an adjustment to the Purchase Price.

                                  ARTICLE VII
                             CONDITIONS OF PURCHASE

                  7.1 GENERAL CONDITIONS. The obligations of the parties to effect the Closing will be subject to the following conditions, unless waived in writing by both parties:

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

                  (a) No Law or Order will have been enacted, entered, issued, promulgated or enforced by any Governmental Entity at what would otherwise be the Closing Date that prohibits the Transactions;

                  (b) All Approvals and Permits that are listed on Section 7.1(b) of Seller's Disclosure Schedule will have been received or obtained on or before the Closing Date;

                  (c) The waiting period under the HSR Act, if applicable to the consummation of the Transactions, will have expired or been terminated; and

                  (d) The closing under the Dexter Purchase Agreement shall have been consummated.

                  7.2 CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to effect the Closing will be subject to the following conditions, unless waived in writing by Buyer:

                  (a) The representations and warranties of the Qwest Parties in this Agreement which are not modified by materiality or Material Adverse Effect will be true in all material respects on the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true in all material respects as of such date), and the representations and warranties of the Qwest Parties in this Agreement which are modified by materiality or Material Adverse Effect will be true on the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true as of such date);

                  (b) The Qwest Parties will have performed in all material respects all obligations and complied with all covenants and conditions required by this Agreement and the other Transaction Documents to be performed or complied with by them on or before the Closing Date;

                  (c) Each of the Qwest Parties and Qwest Corporation shall, both immediately before and after consummation of the Transactions, not be Insolvent.

                  (d) Seller will have obtained and provided to Buyer all Third Party Consents listed in Section 7.2(d) of Seller's Disclosure Schedule;

                  (e) The officers of Company listed in a letter to be delivered by Buyer to Seller not less than 3 days before the Closing Date (the "RESIGNING OFFICERS") will have submitted their resignations in writing or will otherwise have been removed from office, effective as of the Closing Date;

                  (f) Seller will have delivered to Buyer a certificate of Seller in form and substance reasonably satisfactory to Buyer, dated the Closing Date and signed by an executive officer of Seller, to the effect that the conditions in the foregoing paragraphs (a), (b) and (c) have been satisfied;

                  (g) Seller and its Affiliates, as applicable, will have executed and delivered to Buyer the Transaction Documents and Commercial Agreements (including, if agreed to by the

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

parties pursuant to Section 5.13, the Master Sales Agent Agreement), or such agreements will have become effective with respect to Company pursuant to the terms thereof (to the extent executed and delivered at the Dexter Closing), to which such Persons are a party and such agreements shall be in full force and effect (excluding any failure of a Commercial Agreement to which Buyer is a party to be in full force and effect as a result of any action or inaction by Buyer);

                  (h) Seller will have executed and delivered to Buyer a signature and incumbency certificate in form and substance reasonably satisfactory to Buyer with respect to the Persons executing the Transaction Documents and Commercial Agreements on behalf of Seller;

                  (i) The contributions of the assets to Rodney LLC pursuant to the Contribution Agreement shall have been consummated in all material respects;

                  (j) (i) The financial institutions party to the Debt Financing Commitment Letter shall have consummated the Debt Financing required in connection with the Dexter Closing in accordance with the terms of the Debt Financing Commitment Letters and (ii) Buyer shall have received the Additional Equity Commitments;

                  (k) Seller shall have delivered a copy of the fairness opinions rendered to the Qwest Parties with respect to the Transactions by each of Lehman Brothers Inc. and Merrill Lynch & Co., Inc.;

                  (l) Buyer shall have received from one or more counsels to the Qwest Parties, as specified in Section 7.2(l) of Seller's Disclosure Schedule, legal opinions with respect to the matters set forth in Section 7.2(l) of Seller's Disclosure Schedule, addressed to Buyer and dated as of the Closing Date;

                  (m) Either (i) the CBAs shall have been extended pursuant to Section 5.7 or (ii) new CBAs shall have been entered into on commercially reasonable terms (including with wage and benefit increases, if any, not materially less favorable to Seller than prior such increases entered into by Seller in connection with the entering into of new CBAs); and

                  (n) (i) Sufficient Third Party Consents shall have been obtained and/or Company shall be able to replace such Contracts on terms such that Company can conduct the Transferred Business in the same manner and substantially on the same terms and conditions as currently conducted by Seller and (ii) the Rodney IP Products Condition shall have been satisfied, unless the failure to consummate the transactions that would satisfy such condition was a result of action or inaction by Buyer or SGN LLC inconsistent with the goals or undertakings contemplated under Section 5.18 of Exhibit P to the Dexter Purchase Agreement.

                  7.3 CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to effect the Closing will be subject to the following conditions, unless waived in writing by Seller:

                  (a) The representations and warranties of Buyer in this Agreement which are not modified by materiality or Buyer Material Adverse Effect will be true in all material respects on the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true in all material respects as of such

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

date), and the representations and warranties of Buyer in this Agreement which are modified by materiality or Buyer Material Adverse Effect will be true on the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true as of such date);

                  (b) Buyer will have performed in all material respects all obligations and complied with all covenants and conditions required by this Agreement and the other Transaction Documents to be performed or complied with by it on or before the Closing Date;

                  (c) Buyer shall, both immediately before and after consummation of the Transactions, not be Insolvent;

                  (d) Buyer will have delivered to Seller a certificate of Buyer in form and substance satisfactory to Seller, dated the Closing Date and signed by an executive officer of Buyer, to the effect that the conditions in the foregoing paragraphs (a), (b) and (c) have been satisfied;

                  (e) Buyer will have obtained and provided to Seller all Third Party Consents listed in Section 7.3 of Buyer's Disclosure Schedule;

                  (f) Buyer will have executed and delivered to Seller the Transaction Documents and Commercial Agreements (including, if agreed to by the parties pursuant to Section 5.13, the Master Sales Agent Agreement), or such agreements will have become effective with respect to Company pursuant to the terms thereof (to the extent executed and delivered at the Dexter Closing), to which Buyer is a party and such agreements shall be in full force and effect (excluding any failure of a Commercial Agreement to which a Qwest Party is a party to be in full force and effect as a result of any action or inaction by any Qwest Party);

                  (g) Buyer will have executed and delivered to Seller a signature and incumbency certificate in form and substance reasonably satisfactory to Seller with respect to the Persons executing the Transaction Documents, Commercial Agreements and the Buyer Securities, if any, on behalf of Buyer;

                  (h) The Qwest Parties shall have received from Latham & Watkins, counsel to Buyer, a legal opinion with respect to the matters set forth in Section 7.3(h) of Buyer's Disclosure Schedule, addressed to the Qwest Parties and dated as of the Closing Date;

                  (i) If a portion of the Closing Purchase Price is being satisfied by delivery of the Buyer Securities, Buyer shall have executed and delivered the Buyer Securities and such Buyer Securities shall be in full force and effect and there shall not be existing any default thereunder;

                  (j) All Approvals and Permits required to be obtained from any Governmental Entity (including the State PUCs) will have been received or obtained on or before the Closing Date; provided, however, that for purposes of this Section 7.3(j), the Approvals and Permits of such Governmental Entities (including the State PUCs) shall not be deemed to have been obtained if in connection with the grants thereof there shall have been a Material Regulatory Impact; and

Rodney                                     56                          EXECUTION

                  (k) If Seller or its assignees have exercised the rights set forth in Section 5.10(e), Seller or its assignees will have received the equity securities as contemplated by Section 5.10(e).

                                  ARTICLE VIII
                      TERMINATION OF OBLIGATIONS; SURVIVAL

                  8.1 TERMINATION OF AGREEMENT. Anything herein to the contrary notwithstanding, this Agreement and the Transactions may be terminated at any time before the Closing as follows and in no other manner:

                  (a)      By mutual consent in writing of Buyer and Seller;

                  (b) By either Seller or Buyer if any Governmental Entity has issued an Order or taken any other actions (which the parties will use their commercially reasonable efforts to lift), in either case permanently restraining, enjoining or otherwise prohibiting the Transactions, and such Order or other action becomes final and nonappealable;

                  (c) By Buyer upon written notice to Seller if any event occurs or condition exists that would render impossible the satisfaction on or before the Termination Date of one or more conditions to the obligations of Buyer to consummate the Closing contemplated by this Agreement as set forth in
Article VII;

                  (d) By Seller upon written notice to Buyer if any event occurs or condition exists that would render impossible the satisfaction on or before the Termination Date of one or more conditions to the obligations of Seller to consummate the Closing contemplated by this Agreement as set forth in
Article VII;

                  (e) By Buyer upon written notice to Seller if Seller materially breaches this Agreement and fails to cure such breach within 30 days after receiving notice from Buyer; provided, that failure to cure such breach constitutes a Material Adverse Effect;

                  (f) By Seller upon written notice to Buyer if Buyer materially breaches this Agreement and fails to cure such breach within 30 days after receiving notice from Seller; provided, that failure to cure such breach constitutes a Material Adverse Effect; or

                  (g) By Seller or Buyer at any time after December 15, 2003, if the Closing shall not have occurred on or prior to such date, unless extended by mutual consent in writing of Buyer and Seller (such date, as extended, the "TERMINATION DATE"); provided that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(g) if such party's breach or failure to fulfill any obligation under this Agreement has been the proximate cause of, or resulted in, the failure of the Closing to occur by such date; or

                  (h) Automatically, without any action on the part of any Person, if, in any proceeding before any Governmental Entity, any Qwest Party proposes, consents or acquiesces to or is required to participate in the initiation, solicitation or facilitation of any inquiries or the making of any proposal or offer with respect to any Person relating to any acquisition,

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

recapitalization, business combination or purchase of all of a material portion of the Transferred Business or is required by Law to do any of the foregoing.

                  8.2      EFFECT OF TERMINATION.

                  (a) In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement and the Transaction Documents shall thereafter become void and have no effect, and no party hereto shall have any liability to the other parties hereto or their respective stockholders or directors or officers in respect thereof or with respect to the Transactions contemplated hereby; provided that the obligations of the parties contained in this Section 8.2, Section 10.9 and Section 10.12 shall survive any such termination. A termination under Section 8.1 shall not relieve any party of any liability for any material misrepresentation under this Agreement or any material breach of a covenant, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such material misrepresentation or material breach of covenant.

                  (b) If the Dexter Closing has occurred and the Closing fails to occur on or before the Termination Date as a result of the failure to be satisfied of any of the conditions set forth in Section 7.1(b) hereof,
Section 7.2 hereof (other than Section 7.2(j)) or Section 7.3(j) hereof, then in the event that, prior to the date this Agreement is terminated pursuant to
Section 8.1 hereof, Buyer shall have received commitments for the Additional Equity (other than as a result of Seller making a Final Additional Equity Commitment), Seller shall pay to Buyer, within five Business Days of receipt of a reasonably itemized list of such items, an amount equal to the sum of (x) the Reimbursable Expenses and (y) the Financing Fees; provided that, in the event of a failure of the condition set forth in Section 7.3(j), Financing Fees payable by Seller shall be only such amount incurred by Buyer in excess of $35 million; provided, further, that Seller shall not be responsible for any of the costs, fees and expenses set forth above if, as of the date of termination of this Agreement, Buyer is unable to satisfy the conditions set forth in Section 7.3(a) or 7.3(b). Notwithstanding the foregoing, nothing in this Section 8.2(b) shall limit any other remedies under this Agreement of (i) Seller based on the failure of the conditions set forth in Section 7.3 to be satisfied or (ii) Buyer except in the case of a termination by Seller due to a failure of the closing condition set forth in Section 7.3(j).

                  8.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND AGREEMENTS. The representations, warranties and agreements contained in or made pursuant to this Agreement shall survive the Closing and shall expire upon the 18 month anniversary of the Closing, except that (a) the representations and warranties contained in Sections 3.9 (Tax Returns and Reports) and 3.17 (Employee Benefits) shall survive until three months after the expiration of the applicable statute of limitations; provided that if there is no statute of limitations applicable to any such representation or warranty such representation or warranty shall expire upon the third anniversary of the Closing, (b) the representations and warranties contained in Sections 3.1 (Organization and Related Matters), 3.2(a) (Authorization), 3.2(b) (No Conflicts, but only with respect to the last sentence and only as it relates to State PUC Laws), 3.5 (Capitalization), 3.13 (No Brokers or Finders), 3.24 (Contribution Agreement), 4.1 (Organization and Related Matters), 4.2(a) (Authorization) and 4.7 (No Brokers or Finders) shall remain in full force and effect indefinitely, and (c) the agreements contained herein (including the Covenants in Article VI) and in the other Transaction Documents that require performance after the Closing (the

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"POST-CLOSING COVENANTS") will survive and remain in full force and effect indefinitely. Article IX shall survive the Closing and shall remain in effect
(a) with respect to Sections 9.1(a) and 9.2(a), so long as the relevant representations survive, (b) with respect to breaches of pre-Closing covenants, for one year after Closing, and (c) with respect to Sections 9.1(b) (Post-Closing Covenants only), 9.1(c), 9.1(d), 9.2(b) (Post-Closing Covenants only), 9.2(c) and 9.2(d), indefinitely. Any matter as to which a claim has been asserted by notice to the other party that is pending or unresolved at the end of any applicable limitation period but is being diligently pursued shall continue to be covered by Article IX notwithstanding any applicable statute of limitations (which the parties hereby waive) until such matter is finally terminated or otherwise resolved by the parties under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

                                   ARTICLE IX
                                 INDEMNIFICATION

                  9.1 OBLIGATIONS OF QWEST PARTIES. From and after the Closing, the Qwest Parties agree to indemnify and hold harmless Buyer, Company and their respective directors, officers, employees, Affiliates, agents and assigns (the "BUYER INDEMNIFIED PERSONS"), jointly and severally, from and against any and all Losses based upon or arising from:

                  (a) any inaccuracy, as of the date hereof or as of the Closing Date, in any of the representations and warranties made by any Qwest Party in this Agreement (except to the extent such representations and warranties by their terms speak as of another date, in which case, this Section 9.1(a) shall be limited to inaccuracy as of such date); or

                  (b) any failure to perform in any material respect any covenant or agreement of any Qwest Party contained in this Agreement or any Transaction Document; or

                  (c)      the Excluded Liabilities; or

                  (d) any other matter as to which any of the Qwest Parties in other provisions of this Agreement has expressly agreed to indemnify Buyer or, subsequent to Closing, Company.

                  9.2 OBLIGATIONS OF BUYER. From and after the Closing, Buyer agrees to indemnify and hold harmless the Qwest Parties and each of their respective directors, officers, employees, Affiliates, agents and assigns (the "SELLER INDEMNIFIED PERSONS"), jointly and severally, from and against any Losses based upon or arising from:

                  (a) any inaccuracy, as of the date hereof or as of the Closing Date, in any of the representations and warranties made by Buyer in this Agreement (except to the extent such representations and warranties by their terms speak as of another date, in which case, this Section 9.2(a) shall be limited to inaccuracy as of such date); or

                  (b) any failure to perform in any material respect any covenant or agreement of Buyer contained in this Agreement or any Transaction Agreement; or

                  (c) any claim arising on or after the Closing Date relating to the conduct of the Rodney Transferred Business or any action of Company on or after the Closing Date (other

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

than any claim brought against any Qwest Party or Qwest Corporation with respect to services provided pursuant to any Commercial Agreement with all such claims to be resolved in accordance with the terms of the applicable Commercial Agreement or any claim arising from a Qwest Party breach of this Agreement or the Transaction Documents); or

                  (d) any other matter as to which Buyer in other provisions of this Agreement has expressly agreed to indemnify any Qwest Party.

                  9.3      PROCEDURE.

                  (a) Any party seeking indemnification with respect to any Loss (the "INDEMNIFIED PARTY") will promptly notify the party required to provide indemnity hereunder (the "INDEMNIFYING PARTY") in accordance with
Section 10.11. Notwithstanding the foregoing, the failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except and to the extent that the Indemnifying Party has been prejudiced thereby in defending against such claim.

                  (b) If any claim, demand or liability is asserted by any third party against any Indemnified Party (other than a claim for Taxes addressed in Section 6.1(e)(i)) (a "THIRD-PARTY CLAIM"), the Indemnified Party will, upon notice of the claim or demand, promptly notify the Indemnifying Party, and the Indemnifying Party will defend and/or settle any actions or proceedings brought against the Indemnified Party in respect of matters embraced by the indemnity with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not promptly defend or settle any such claims, the Indemnified Party will have the right to control any defense or settlement, at the expense of the Indemnifying Party. No claim will be settled or compromised without the prior written consent of each party to be affected by such settlement or compromise, with such consent not being unreasonably withheld. The Indemnified Party will at all times also have the right to participate fully in the defense. Such participation shall be at the defense of the Indemnified Party unless the Indemnified Party shall have been advised by counsel retained by the Indemnifying Party that representation of the Indemnified Party by counsel provided by the Indemnifying Party would be inappropriate due to actual conflicting interests between the Indemnifying Party and the Indemnified Party, including situations in which there are one or more substantial legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party. The parties will cooperate in the defense of all Third-Party Claims that may give rise to Indemnifiable Claims hereunder. In connection with the defense of any claim, each party will make available to the party controlling such defense, any books, records or other documents within its control that are reasonably requested in the course of such defense.

                  (c)      [Reserved]

                  (d) If the Indemnified Party has a claim against the Indemnifying Party that does not involve a Third-Party Claim (an "INTER-PARTY CLAIM"; and together with a Third-Party Claim, an "INDEMNIFIABLE CLAIM"), the Indemnified Party will notify the Indemnifying Party with reasonable promptness of the claim, specifying the nature, estimated amount and the specific basis for the claim. The Indemnifying Party will respond within 45 days of receipt of the notice of an Inter-Party Claim. If the Indemnifying Party fails to respond, the estimated

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amount of the claim specified by the Indemnified Party will be conclusively deemed a liability of the Indemnifying Party. If the Indemnifying Party timely disputes the claim, the Indemnified and the Indemnifying Party will negotiate in good faith to resolve the dispute, and if not resolved, either party may pursue whatever remedies it may have.

                  (e) If any Loss is covered by insurance, the Indemnified Party will use good faith efforts to exhaust claims against the applicable policies. The provisions of this Article IX are subject to the rights of any Indemnified Party's insurer that may be defending any such claim. If the Indemnifying Party makes any payment hereunder of a Loss, the Indemnifying Party will be subrogated, to the extent of the payment, to the rights of the Indemnified Party against any insurer or third party with respect to the Loss. The Indemnifying Party shall pay all costs and expenses for pursuing any claims hereunder. Notwithstanding the foregoing, Buyer and Seller acknowledge and agree that, with respect to Indemnifiable Claims, the Indemnified Party may seek payment directly against the Indemnifying Party, without having first to pursue its claims against an insurer, if such Loss is (and following receipt of a payment from such insurer, the Indemnified Party will remain) covered by the Indemnified Party's insurance. If an Indemnifying Party pays the Loss directly to the Indemnified Party, the Indemnified Party will use commercially reasonable efforts to assist the Indemnifying Party in pursuing any claims against the applicable policies.

                  (f)      Tax Adjustments.

                           (i)      Any amount otherwise payable by an
Indemnifying Party to or on behalf of an Indemnified Party pursuant to this Agreement shall be reduced (at the time and in the manner discussed in Section 9.3(f)(ii) below) by any actual Tax benefit arising from the payment of the claim that gave rise to the Indemnifying Party making an indemnity payment. If an Indemnified Party realizes any such Tax benefit, then such Indemnified Party shall pay an amount to the Indemnifying Party equal to the Tax benefit realized, provided that in the event an amount payable by the Indemnifying Party is reduced by the amount of such Tax benefit and there is a disallowance of such Tax benefit by a taxing authority (based upon a reasonable and good faith determination by the Indemnified Party) such that the Indemnified Party is not entitled to all or any portion of such Tax benefit, then the Indemnifying Party shall pay to the Indemnified Party the amount of the Tax benefit that was disallowed.

                           (ii)     A Tax benefit will be considered to be
realized for purposes of this Section 9.3(f) on (A) the date on which the Tax benefit is received as a refund of Taxes, or (B) to the extent that the Tax benefit is not received as a refund of Taxes but rather is claimed as an item that reduces liability for Taxes (on a with and without basis), the due date (including extensions) of the Tax Return that reflects such change in liability for Taxes. Notwithstanding anything herein to the contrary, the Indemnified Party shall determine whether, for purposes of this Section 9.3, a Tax benefit is available to the Indemnified Party in respect of the relevant Indemnifiable Claim, provided that such determination shall be reasonable and shall be made in good faith. The Indemnifying Party shall have opportunity to reasonably review the Indemnified Party's calculation of the Tax benefit realized (including a calculation pursuant to which it is determined that there is no Tax benefit available to the Indemnified Party), provided that such review shall in no event relate to the Indemnified Party's determination of how to report any items on its Tax Return. The Indemnifying Party's review of the Indemnified Party's calculation

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may include review of relevant parts of the Indemnified Party's Tax Return, provided such review of the Tax Return does not materially adversely affect the Indemnified Party.

                  (g)      All payments made pursuant to Section 6.1 or this
Article IX (other than a payment based on an obligation arising under Section 6.1(c)) shall be treated as adjustments to the purchase price for the LLC Interests.

                  9.4      INDEMNIFICATION THRESHOLD; MAXIMUM LOSSES.

                  (a) Except with respect to Losses arising from or related to Seller's breach of Sections 3.1 (Organization and Related Matters), 3.2(a) (Authorization), 3.2(b) (No Conflicts, but only with respect to the last sentence and only as it relates to State PUC Laws), 3.5 (Capitalization), 3.9 (Taxes), 3.13 (No Brokers or Finders) and 3.24 (Contribution Agreement), the Qwest Parties will have no liability for any Losses incurred by any Buyer Indemnified Person with respect to any individual claim or series of related claims under Section 9.1(a) unless the amount of Losses (not otherwise indemnified) resulting therefrom exceeds $500,000 (the "INCLUDED CLAIMS") and the aggregate amount of all Included Claims exceeds $32,250,000 and in such event, the Qwest Parties shall be responsible for only the amount in excess of such amount.

                  (b) Except with respect to Losses arising from or related to Seller's breach of Sections 3.1 (Organization and Related Matters), 3.2(a) (Authorization), 3.2(b) (No Conflicts, but only with respect to the last sentence and only as it relates to State PUC Laws), 3.5 (Capitalization), 3.9 (Taxes), 3.13 (No Brokers or Finders) and 3.24 (Contribution Agreement), the Qwest Parties will have no liability for Losses incurred by Buyer Indemnified Persons under Section 9.1(a), whether resulting from an action for indemnification or otherwise, to the extent the aggregate Losses incurred thereunder, including any Losses previously recovered, exceed $860 million.

                  (c)      Except with respect to Section 3.6, for purposes of
Section 9.1(a) and 9.2(a), representations and warranties in this Agreement will be deemed to have been made without giving effect to any limitation of "in all material respects" or based on Material Adverse Effect or Buyer Material Adverse Effect set forth therein.

                  9.5 COOPERATION. In connection with any Indemnifiable Claim, the Indemnified Party will cooperate in all reasonable requests of the Indemnifying Party.

                  9.6 EXCLUSIVE REMEDY. Except for (a) claims arising out of any breach of the Confidentiality Agreement, (b) claims for fraud and (c) as provided in Section 10.16, the remedies provided for in this Article IX (including this Section 9.6) shall constitute the exclusive remedy for any post-Closing claims made for breach of this Agreement, the other Transaction Documents or in connection with the Transactions (other than the Transactions governed by the Commercial Agreements), and each of the parties hereto agrees not to bring any Action, at law, in equity or otherwise, against any other party or its Affiliates in respect of any breach of this Agreement, the other Transaction Documents or in connection with the Transactions. Without limiting the foregoing, Buyer waives any right to assert a breach by Seller of the Contribution Agreement or the IP Contribution Agreement following the Closing, but without prejudice to the

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right of Buyer, Company and their Affiliates to be indemnified for Excluded
Liabilities under Section 9.1(c) or Section 3.24. In no event shall the mere inaccuracy of a representation or warranty itself be used as evidence of or deemed to constitute bad faith, misconduct or fraud. Each party hereby waives any provision of Law to the extent that it would limit or restrict the agreement contained in this Section 9.6.

                  9.7 DAMAGES. Notwithstanding any provision of this Agreement to the contrary, neither party shall be entitled in connection with any breach or violation of this Agreement or otherwise in connection with the Transactions contemplated by this Agreement to recover any punitive, exemplary or other special damages; provided that the parties shall be permitted to recover indirect, incidental or consequential damages to the extent, but only to the extent, such indirect, incidental or consequential damages are caused by and are a reasonably foreseeable result of such breach or violation and provided further that the parties shall be entitled to the remedies provided in the Commercial Agreements. The foregoing shall not limit the right of either party to indemnification in accordance with the provisions of this Article IX with respect to all components of any claim, settlement, aware or judgment against such party by any unaffiliated third party. Nothing in this Agreement shall be deemed to create any presumption that the EBITDA Multiplier is to be used in the computation of any amount which a party is entitled to recover under this Agreement.

                  9.8 RELATIONSHIP TO DEXTER PURCHASE AGREEMENT. Notwithstanding anything to the contrary contained herein, Buyer acknowledges that any fact, matter or circumstance that is or may constitute an "Indemnifiable Claim" under the Dexter Purchase Agreement may only be asserted as a claim under Article IX of the Dexter Purchase Agreement (subject to the terms and conditions of such Article) and may not be asserted as an Indemnifiable Claim under this Agreement.

                                    ARTICLE X
                                     GENERAL

                  10.1 AMENDMENTS; WAIVERS. Except as expressly provided herein, this Agreement, any attached Disclosure Schedule, Schedule or Exhibit and each of the other Transaction Documents may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any other Transaction Document will be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

                  10.2 SCHEDULES; EXHIBITS; INTEGRATION. Each Disclosure Schedule, Schedule and Exhibit delivered pursuant to the terms of this Agreement must be in writing and will constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. The mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Seller (in the case of the Seller's Disclosure Schedule) or Buyer (in the case of the Buyer's Disclosure Schedule) that such item represents an exception or material fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect. This Agreement, together with such Disclosure Schedules, Schedules, Exhibits Transaction Documents and the Commercial Agreements,

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

constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

                  10.3 FURTHER ASSURANCES. Each party shall use all commercially reasonable efforts to cause all conditions to its and the other party's obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the Transactions shall be effected substantially in accordance with its terms as soon as reasonably practicable. Without limiting the generality of the foregoing, (a) the parties shall cooperate with each other in such actions and in securing any requisite Approvals and Permits and (b) each party shall execute and deliver, both before and after the Closing, such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the Transactions or to evidence such events or matters.

                  10.4 GOVERNING LAW. This Agreement and the legal relations between the parties will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State and without regard to conflicts of law doctrines unless certain matters are preempted by federal law.

                  10.5 NO ASSIGNMENT. Neither this Agreement nor any rights or obligations under it are assignable by one party without the prior written consent of the other party; provided, however, that following the Closing, Buyer may assign its rights under this Agreement in whole or in part to any purchaser of all or a portion of the Rodney Transferred Business. Any such assignment without the prior written consent of the other party shall be void ab initio. Notwithstanding anything to the contrary in this Section 10.5, upon written notice to Seller, Buyer shall, without the consent of the Qwest Parties, be permitted to (x) assign this Agreement and the rights and obligations under it
(a) to its lenders for collateral security purposes, or (b) to a wholly-owned subsidiary of Buyer; provided, however, that, in the event of any such assignment, Buyer shall remain liable in full for the performance of its obligations hereunder and the assignee shall execute a document in form and substance reasonably acceptable to Seller to signify the consent of Buyer's assignee to the obligations of Buyer hereunder on a joint and several basis or
(y) change its status from a limited liability company to a corporation.

                  10.6 HEADINGS. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

                  10.7 COUNTERPARTS. This Agreement and any amendment hereto or any other Transaction Document may be executed in one or more counterparts and by different parties in separate counterparts. All counterparts will constitute one and the same agreement and will become effective when one or more counterparts have been signed by each party and delivered to the other party.

                  10.8 PUBLICITY AND REPORTS. Seller and Buyer will coordinate all publicity relating to the Transactions, and no party will issue any press release, publicity statement or other public notice relating to this Agreement or the Transactions without first obtaining the written consent of the other party to the issuance of such release, statement or notice (which

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

consent may not be unreasonably withheld, conditioned or delayed); provided that to the extent that independent legal counsel to Seller or Buyer, as the case may be, shall deliver a written opinion to the other party that a particular action is required by applicable Law, the parties shall be obligated only to use commercially reasonable efforts to consult with the other party prior to issuing any such press release, publicity statement or other public notice. Each party shall obtain the prior consent of the other party to the form and content of any information included in any application, report or response made to any Governmental Entity or which relates to this Agreement.

                  10.9 CONFIDENTIALITY. Each of Seller and Buyer agrees that all non-public, confidential information so received from the other party is deemed received pursuant to the confidentiality agreements dated as of April 22, 2002 and April 24, 2002 between an Affiliate of Seller and Affiliate of Buyer (the "CONFIDENTIALITY AGREEMENTS"), and each party will, and will cause its representatives (as defined in the Confidentiality Agreements) to, comply with the provisions of the Confidentiality Agreements with respect to such information, and the provisions of the Confidentiality Agreements are hereby incorporated by reference with the same effect as if fully set forth herein.

                  10.10 PARTIES IN INTEREST. This Agreement is binding upon and will inure to the benefit of each party and their respective successors or assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                  10.11 NOTICES. Any notice or other communication hereunder must be given in writing and: (a) delivered in Person; (b) transmitted by facsimile or other telecommunications mechanism; (c) delivered via an overnight courier service of national reputation; or (d) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

                  If to Buyer, addressed to:

                  Dex Holdings LLC
                  c/o The Carlyle Group
                  520 Madison Avenue
                  41st Floor
                  New York, New York 10022
                  Attention: James A. Attwood, Jr.
                  Fax: (212) 381-4901

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                  With a copy to:

                  The Carlyle Group
                  520 Madison Avenue
                  41st Floor
                  New York, New York 10022
                  Attention: James A. Attwood, Jr.
                  Fax: (212) 381-4901

                  Welsh, Carson, Anderson & Stowe
                  320 Park Avenue
                  Suite 2500
                  New York, New York 10022-6815
                  Attention: Anthony J. deNicola
                  Fax: (212) 893-9548

                  Latham & Watkins
                  885 Third Avenue
                  Suite 1000
                  New York, New York 10022
                  Attention: R. Ronald Hopkinson, Esq.
                  Fax: (212) 751-4864

                  If to Seller, QSC or Qwest, addressed to:

                  c/o Qwest Communications International Inc.
                  1801 California Street
                  Denver, Colorado 80202
                  Attention: General Counsel
                  Fax: (303) 296-5974

                  With a copy to:

                  O'Melveny & Myers, LLP
                  1999 Avenue of the Stars
                  Suite 700
                  Los Angeles, California 90067
                  Attention: Steven L. Grossman, Esq.
                  Fax: (310) 246-6779

or to such other address or to such other Person as Seller, QSC, Qwest or Buyer has last designated by such notice to the other parties. Each such notice or other communication will be effective: (i) if given by facsimile or other telecommunication, when transmitted to the applicable number so specified in this Section 10.11 and an appropriate confirmation is received; (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as above; (iii) if given by overnight courier service of national

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

reputation, one day after such communication is deposited with such courier service; or (iv) if given by any other means, when actually received at such address.

                  10.12 EXPENSES. Qwest, QSC, Seller and Buyer will each pay its own expenses incident to and Buyer's evaluation of Qwest, QSC, Seller, Company and the Rodney Transferred Business and the negotiation, preparation and performance of this Agreement, the Transaction Documents and the Transactions, including the fees, expenses and disbursements of their respective investment bankers, accountants and counsel, except as agreed in Section 8.2(b).

                  10.13 WAIVER. No failure on the part of any party to exercise or delay in exercising any right hereunder will be deemed a waiver thereof, nor will any single or partial exercise preclude any further or other exercise of such or any other right.

                  10.14 REPRESENTATION BY COUNSEL; INTERPRETATION. Seller and Buyer each acknowledge that it has been represented by counsel in connection with this Agreement and the Transactions. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement will be interpreted in a reasonable manner to effect the intent of Buyer and Seller.

                  10.15 SEVERABILITY. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect provided that the essential terms and conditions of this Agreement for both parties remain valid, binding and enforceable and provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. In event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

                  10.16    WAIVER OF JURY TRIAL; EQUITABLE RELIEF.

                  (a) The parties irrevocably waive trial by jury in any Action relating to this Agreement or any other Transaction Document and for any counterclaim with respect thereto.

                  (b) In the event of any breach of the provisions of this Agreement or any of the other Transaction Documents, the non-breaching party shall be entitled to seek equitable relief, including in the form of injunctions and orders for specific performance, where the applicable legal standards for such relief in such courts are met, in addition to all other remedies available to the non-breaching party with respect thereto at law or in equity.

                  10.17 ARBITRATION. Any dispute, controversy or claim arising under or related to this Agreement, any of the Transaction Documents, regardless of the legal theory upon which it is based, will be settled by final, binding arbitration pursuant to the Federal Arbitration Act, 9 U.S.C. Section 1 et seq., in accordance with the American Arbitration Association Commercial Arbitration Rules. Nothing herein shall, however, prohibit a party from seeking temporary or preliminary injunctive relief in a court of competent jurisdiction. In any arbitration, the number

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of arbitrators shall be three, each of Qwest, QSC and Seller, on the one hand, and Buyer, on the other hand, having the right to appoint one arbitrator, who shall together appoint a third neutral arbitrator within 30 days after the appointment of the last party-designated arbitrator. All arbitration proceedings shall take place in Denver, Colorado. Only damages allowed pursuant to this Agreement may be awarded and the arbitrators shall have no authority to award special, punitive, exemplary, consequential, incidental or indirect losses or damages, including any damages relating to loss of profit or business opportunity, except as expressly provided in Section 9.7. Judgment upon any award granted in a proceeding brought pursuant hereto may be entered in any court of competent jurisdiction. Should it become necessary to resort or respond to court proceedings to enforce a party's compliance with this Section 10.17, such proceedings shall be brought only in the federal or state courts located in the State and County of New York, which shall have exclusive jurisdiction to resolve any disputes with respect to this Agreement and the other Transaction Documents, with each party irrevocably consenting to the jurisdiction thereof. If the court directs or otherwise requires compliance herewith, then all costs and expenses, including reasonable attorneys' fees incurred by the party requesting such compliance, shall be reimbursed by the non-complying party to the requesting party.

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

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

                                         "BUYER"

                                         DEX HOLDINGS LLC

                                         By: /s/ JAMES A. ATTWOOD, JR.
                                             ------------------------------
                                             Name: James A. Attwood, Jr.
                                             Title: Managing Director

                                         By: /s/ ANTHONY J. DE NICOLA
                                             -------------------------
                                             Name: Anthony J. de Nicola
                                             Title: Managing Member

Rodney                                S-1                              EXECUTION

                                         "QWEST"

                                         QWEST COMMUNICATIONS
                                         INTERNATIONAL INC.

                                         By: /s/ YASH RANA
                                             -----------------------------------
                                             Name: Yash Rana
                                             Title: Vice President

                                         "QSC"

                                         QWEST SERVICES CORPORATION

                                         By: /s/ DRAKE S. TEMPEST
                                             -----------------------------------
                                             Name: Drake S. Tempest
                                             Title: Executive Vice President and
                                                    General Counsel

                                         "SELLER"

                                         QWEST DEX, INC.

                                         By: /s/ YASH RANA
                                             -----------------------------------
                                             Name: Yash Rana
                                             Title: Vice President

Rodney                                S-2                              EXECUTION

                                                                       EXHIBIT A

                 ADVERTISING AND TELECOMMUNICATIONS COMMITMENTS
                                   SIDE LETTER

Rodney                             Exhibit A-1                         EXECUTION

                                                                       EXHIBIT B

                             CONTRIBUTION AGREEMENT

Rodney                             Exhibit B-1                         EXECUTION

                                                                       EXHIBIT C

                            IP CONTRIBUTION AGREEMENT

Rodney                             Exhibit C-1                         EXECUTION

                                                                       EXHIBIT D

                              PUBLISHING AGREEMENT

Rodney                             Exhibit D-1                         EXECUTION

                                                                       EXHIBIT E

                        DIRECTORY LIST LICENSE AGREEMENT

Rodney                             Exhibit E-1                         EXECUTION

                                                                       EXHIBIT F

                       EXPANDED USE LIST LICENSE AGREEMENT

Rodney                             Exhibit F-1                         EXECUTION

                                                                       EXHIBIT G

                        BILLING AND COLLECTION AGREEMENT

Rodney                             Exhibit G-1                         EXECUTION

                                                                       EXHIBIT H

                         PROFESSIONAL SERVICES AGREEMENT

Rodney                             Exhibit H-1                         EXECUTION

                                                                       EXHIBIT I

                          PUBLIC PAY STATIONS AGREEMENT

Rodney                             Exhibit I-1                         EXECUTION

                                                                       EXHIBIT J

                           TRADEMARK LICENSE AGREEMENT

Rodney                             Exhibit J-1                         EXECUTION

                                                                       EXHIBIT K

                          TRANSITION SERVICES AGREEMENT

Rodney                             Exhibit K-1                         EXECUTION

                                                                       EXHIBIT L

                              SEPARATION AGREEMENT

Rodney                             Exhibit L-1                         EXECUTION

                                                                       EXHIBIT M

                            NONCOMPETITION AGREEMENT

Rodney                             Exhibit M-1                         EXECUTION

                                                                       EXHIBIT N

                        DEBT FINANCING COMMITMENT LETTER

Rodney                             Exhibit N-1                         EXECUTION

                                                                       EXHIBIT O

                       EQUITY FINANCING COMMITMENT LETTERS

Rodney                             Exhibit O-1                         EXECUTION

                                                                       EXHIBIT P

                                    RESERVED

Rodney                             Exhibit P-1                         EXECUTION

                                                                       EXHIBIT Q

                           JOINT MANAGEMENT AGREEMENT

Rodney                             Exhibit Q-1                         EXECUTION

                                                                       EXHIBIT R

                                EQUITY TERM SHEET

Rodney                             Exhibit R-1                         EXECUTION

                                                                       EXHIBIT S

                          COMMERCIAL AGREEMENT JOINDER

Rodney                             Exhibit S-1                         EXECUTION

                                                                       EXHIBIT T

                                  BUYER JOINDER

Rodney                             Exhibit T-1                         EXECUTION

                                                                       EXHIBIT U

                           B&S SYSTEMS TRANSITION PLAN

Rodney                             Exhibit U-1                         EXECUTION

                               PURCHASE AGREEMENT

                                     BETWEEN

                                QWEST DEX, INC.,

                           QWEST SERVICES CORPORATION,

                     QWEST COMMUNICATIONS INTERNATIONAL INC.

                                       AND

                                DEX HOLDINGS LLC

                                 AUGUST 19, 2002

Rodney                                                                 EXECUTION

                                  TABLE OF CONTENTS

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                                                                                              ----
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                                      ARTICLE I

                                     DEFINITIONS

1.1     General Rules of Construction................................................           2
1.2     Definitions..................................................................           2

                                      ARTICLE II

              SALE AND PURCHASE OF LLC INTERESTS; CLOSING; CONTRIBUTION

2.1     Sale of LLC Interests by Seller..............................................          16
2.2     Purchase of the LLC Interests by Buyer.......................................          16
2.3     The Closing..................................................................          16
2.4     Deliveries by Seller.........................................................          17
2.5     Deliveries by Buyer..........................................................          17
2.6     The Contribution.............................................................          17
2.7     Post-Signing Purchase Price Adjustment.......................................          18
2.8     Pre-Closing Working Capital Purchase Price Adjustment........................          18
2.9     Post-Closing Working Capital Purchase Price Adjustment.......................          18

                                     ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE QWEST PARTIES

3.1     Organization and Related Matters.............................................          20
3.2     Authorization; No Conflicts..................................................          20
3.3     Legal Proceedings............................................................          20
3.4     Approvals and Third Party Consents...........................................          21
3.5     Capitalization...............................................................          21
3.6     Financial Information........................................................          21
3.7     Real and Personal Property; Title to Property; Leases........................          22
3.8     Material Contracts...........................................................          22
3.9     Tax Returns and Reports......................................................          22
3.10    Permits......................................................................          23
3.11    Intercompany Transactions....................................................          23
3.12    Compliance with Law..........................................................          24
3.13    No Brokers or Finders........................................................          24
3.14    Intellectual Property........................................................          24
3.15    [Reserved]...................................................................          25
3.16    Labor Matters................................................................          25
3.17    Employee Benefits............................................................          26
3.18    Insurance....................................................................          27
3.19    Environmental Matters........................................................          27
3.20    Directory Publication Schedules..............................................          27
3.21    Receivables..................................................................          28
3.22    Qwest Corporation............................................................          28
3.23    Certain Accounting Issues....................................................          28
3.24    Contribution Agreement.......................................................          28

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                               TABLE OF CONTENTS

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
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                                      ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF BUYER

4.1     Organization and Related Matters.............................................          28
4.2     Authorization; No Conflicts..................................................          29
4.3     Legal Proceedings............................................................          29
4.4     Investment Intent............................................................          29
4.5     Approvals, Permits and Third Party Consents..................................          29
4.6     Financing....................................................................          30
4.7     No Brokers or Finders........................................................          30
4.8     No Other Representations or Warranties.......................................          30

                                      ARTICLE V

                                PRE-CLOSING COVENANTS

5.1     Access.......................................................................          31
5.2     Conduct of Business..........................................................          31
5.3     Notification of Certain Matters..............................................          33
5.4     Approvals, Permits and Third Party Consents..................................          33
5.5     Supplements to Seller's Disclosure Schedule..................................          36
5.6     Financial Statements.........................................................          36
5.7     Collective Bargaining Agreements.............................................          37
5.8     WARN.........................................................................          37
5.9     Confidentiality Agreements...................................................          37
5.10    Financing....................................................................          37
5.11    No Negotiations..............................................................          40
5.12    Actions by Management........................................................          40
5.13    Additional Agreements........................................................          40
5.14    Tax Certificate..............................................................          41
5.15    Indebtedness.................................................................          41
5.16    Separation and Other Costs...................................................          41
5.17    Working Capital..............................................................          41
5.18    Third Party Intellectual Property............................................          41
5.19    B&C Systems Transition Plan..................................................          41

                                      ARTICLE VI

                           ADDITIONAL CONTINUING COVENANTS

6.1     Tax Matters..................................................................          42
6.2     Tax Treatment and Purchase Price Allocation..................................          46
6.3     Maintain Records.............................................................          47
6.4     Cooperation..................................................................          47
6.5     Buyer's Employee-Related Obligations.........................................          48
6.6     Termination Fee..............................................................          53
6.7     Liquidated Damages...........................................................          53

Rodney                                  ii                             EXECUTION

                               TABLE OF CONTENTS

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
                                     ARTICLE VII

                                CONDITIONS OF PURCHASE

7.1     General Conditions...........................................................          53
7.2     Conditions to Obligations of Buyer...........................................          54
7.3     Conditions to Obligations of Seller..........................................          55

                                     ARTICLE VIII

                         TERMINATION OF OBLIGATIONS; SURVIVAL

8.1     Termination of Agreement.....................................................          57
8.2     Effect of Termination........................................................          58
8.3     Survival of Representations and Warranties and Agreements....................          58

                                      ARTICLE IX

                                   INDEMNIFICATION

9.1     Obligations of Qwest Parties.................................................          59
9.2     Obligations of Buyer.........................................................          59
9.3     Procedure....................................................................          60
9.4     Indemnification Threshold; Maximum Losses....................................          62
9.5     Cooperation..................................................................          62
9.6     Exclusive Remedy.............................................................          62
9.7     Damages......................................................................          63
9.8     Relationship to Dexter Purchase Agreement....................................          63

                                      ARTICLE X

                                       GENERAL

10.1    Amendments; Waivers..........................................................          63
10.2    Schedules; Exhibits; Integration.............................................          63
10.3    Further Assurances...........................................................          64
10.4    Governing Law................................................................          64
10.5    No Assignment................................................................          64
10.6    Headings.....................................................................          64
10.7    Counterparts.................................................................          64
10.8    Publicity and Reports........................................................          64
10.9    Confidentiality..............................................................          65
10.10   Parties in Interest..........................................................          65
10.11   Notices......................................................................          65
10.12   Expenses.....................................................................          67
10.13   Waiver.......................................................................          67
10.14   Representation by Counsel; Interpretation....................................          67
10.15   Severability.................................................................          67
10.16   Waiver of Jury Trial; Equitable Relief.......................................          67
10.17   Arbitration..................................................................          67

Rodney                                  iii                            EXECUTION

                                       EXHIBITS

Exhibit A     Advertising and Telecommunications Commitments Side Letter
Exhibit B     Contribution Agreement
Exhibit C     IP Contribution Agreement
Exhibit D     Publishing Agreement
Exhibit E     Directory List License Agreement
Exhibit F     Expanded Use List License Agreement
Exhibit G     Billing and Collection Agreement
Exhibit H     Professional Services Agreement
Exhibit I     Public Pay Stations Agreement
Exhibit J     Trademark License Agreement
Exhibit K     Transition Services Agreement
Exhibit L     Separation Agreement
Exhibit M     Noncompetition Agreement
Exhibit N     Debt Financing Commitment Letter
Exhibit O     Equity Financing Commitment Letter (Rodney)
Exhibit P     Equity Financing Commitment Letter (Dexter)
Exhibit Q     Joint Management Agreement
Exhibit R     Equity Term Sheet
Exhibit S     Commercial Agreement Joinder
Exhibit T     Buyer Joinder
Exhibit U     B&C Systems Transition Plan
Exhibit V     Term Sheet - PIK Preferred Stock

Rodney                                  iv                             EXECUTION